Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

Boston Communications Group, Inc.

at

$3.60 Net Per Share

by

Tea Party Acquisition Corp.

a wholly-owned subsidiary of

Megasoft Limited

The Offer (as defined herein) and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, August 24, 2007, unless the Offer is extended.

Pursuant to an Agreement and Plan of Merger, dated as of July 11, 2007 (the “Merger Agreement”), by and among Megasoft Limited (“Parent”), Tea Party Acquisition Corp. (“Offeror”) and Boston Communications Group, Inc. (the “Company”), Offeror is offering to purchase all of the outstanding shares of common stock, $0.01 par value per share, including the associated preferred stock purchase rights (the “Shares”), of the Company at a price of $3.60 per share, net to the seller in cash, without interest (such price, or any such higher price per Share as may be paid in the Offer is referred to as the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal enclosed with this Offer to Purchase, which, together with any amendments and supplements hereto and thereto, collectively constitute the “Offer” described in this Offer to Purchase. Pursuant to the Merger Agreement, after completion of the Offer and the satisfaction or waiver of certain conditions, Offeror will be merged with and into the Company, and the Company will continue as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”).

The Company’s board of directors has unanimously determined that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable to the shareholders of the Company and fair to and in the best interests of the Company and its shareholders, adopted the Merger Agreement and approved the transactions contemplated thereby, including the Offer and the Merger, and recommends that the shareholders of the Company accept the Offer and tender their Shares to Offeror under the Merger Agreement and, if shareholder approval is required to consummate the Merger under the Massachusetts Business Corporation Act, approve the Merger Agreement and the Merger.

The Offer is conditioned upon, among other things, the condition that, prior to the Expiration Date (as defined herein), there having been validly tendered in accordance with the terms of the Offer and not withdrawn a number of Shares that, when considered together with all other Shares beneficially owned by Parent and its affiliates and newly issued Shares, if any, available for purchase from the Company by Offeror under an irrevocable “Top-Up Option” pursuant to the Merger Agreement, would constitute at least 90% of the aggregate number of Shares outstanding at the time of the expiration of the Offer (as determined on a fully-diluted basis). The Offer is also subject to certain other conditions described in the Introduction and Sections 1 and 15 of this Offer to Purchase.

IMPORTANT

Any shareholder of the Company desiring to tender Shares should, in each case, prior to the Expiration Date, either:

•

complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal and deliver the Letter of Transmittal, together with the stock certificates representing the Shares and all other required documents, to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), or follow the procedures for book-entry transfer set forth in “Section 3. Procedure for Tendering Shares”; or

•

request such shareholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the shareholder. Shareholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.

Any shareholder of the Company who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis or who cannot deliver all required documents to the Depositary, in each case prior to the Expiration Date, must tender such Shares pursuant to the guaranteed delivery procedures set forth in “Section 3. Procedure for Tendering Shares” of this Offer to Purchase.

Questions and requests for assistance may be directed to Mackenzie Partners, Inc., the information agent for the Offer (the “Information Agent”), or Friedman, Billings, Ramsey & Co., Inc., the dealer manager for the Offer (the “Dealer Manager”), at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained at Offeror’s expense from the Information Agent or from your broker, dealer, commercial bank, trust company or other nominee.

A SUMMARY TERM SHEET DESCRIBING THE PRINCIPAL TERMS OF THE OFFER APPEARS ON PAGES 1 THROUGH 8. YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR SHARES.

The Information Agent for the Offer is:

The Dealer Manager for the Offer is

FRIEDMAN BILLINGS RAMSEY

July 30, 2007

TABLE OF CONTENTS

SUMMARY TERM SHEET	4

QUESTIONS AND ANSWERS	9

INTRODUCTION	19

THE TENDER OFFER	22

1. Terms of the Offer	22

2. Acceptance for Payments and Payment for Shares	24

3. Procedure for Tendering Shares	25

4. Withdrawal Rights	27

5. Certain Material U.S. Federal Income Tax Consequences	28

6. Price Range of Shares; Dividends on the Shares	30

7. Effect of Offer on Listing, Market for Shares and SEC Registration; Margin Regulations	31

8. Certain Information Concerning the Company	32

9. Certain Information Concerning Offeror and its Affiliates	44

10. Source and Amount of Funds	45

11. Background of the Offer; Past Contacts or Negotiations with the Company	47

12. Purpose of the Offer; The Merger; Plans for the Company	48

13. The Transaction Documents	50

14. Dividends and Distribution	69

15. Certain Conditions to Offeror’s Obligations	69

16. Certain Regulatory and Legal Matters	70

17. Appraisal Rights	75

18. Fees and Expenses	75

19. Miscellaneous	75

SCHEDULE I Certain Information Concerning the Directors, Executive Officers and Control Persons of Offeror	77

SUMMARY TERM SHEET

This summary term sheet highlights important and material information contained in this Offer to Purchase but is intended to be an overview only. To fully understand the Offer, you should read carefully this entire Offer to Purchase and the Letter of Transmittal enclosed with this Offer to Purchase, together with any amendments and supplements to this Offer to Purchase and the Letter of Transmittal. Section references are included to direct you to a more complete description of the topics discussed in this summary term sheet.

The Offer and the Parties	Tea Party Acquisition Corp. is offering to purchase all of the outstanding shares of common stock, including the associated preferred stock purchase rights (the “Shares”), of Boston Communications Group, Inc. (the “Company”) at a price of $3.60 per share, net to the seller in cash, without interest (such price, or any such higher price per Share as may be paid in the Offer is referred to as the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal. The Offer to Purchase and the related Letter of Transmittal, together with any amendments or supplements thereto, collectively constitute the “Offer”. Tea Party Acquisition Corp. is a wholly-owned subsidiary of Megasoft Limited, and was formed by Megasoft Limited for the purpose of acquiring the Company. See “Section 9. Certain Information Concerning Offeror and its Affiliates.”

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 11, 2007 (the “Merger Agreement”), by and among Megasoft Limited, Tea Party Acquisition Corp., a wholly-owned subsidiary of Megasoft Limited, and the Company. Pursuant to the Merger Agreement, after completion of the Offer and satisfaction or waiver of certain conditions, Offeror will be merged with and into the Company, and the Company will continue as the surviving corporation and a wholly-owned subsidiary of Megasoft Limited (the “Merger”).

Expiration of the Offer	The Offer expires at 12:00 Midnight, New York City time, on Friday, August 24, 2007, unless extended. The date on which the Offer expires is referred to as the “Expiration Date.” See “Section 1. Terms of the Offer.”

Ability to Extend the Offer

Tea Party Acquisition Corp. may extend the Offer and the Expiration Date:

•        for successive periods of up to ten business days each until October 23, 2007, if any of the conditions to the Offer (including the Minimum Condition, as defined below) have not been satisfied or waived as of any previously-scheduled expiration date; or

•        for any period as may be required by applicable rules and regulations of the Securities and Exchange Commission, the Nasdaq Global Market or any other stock exchange or automated quotation system that is applicable to the Offer.

The Company may cause Tea Party Acquisition Corp. to extend the Offer and the Expiration Date for successive periods of up to ten business days each until October 23, 2007, if all of the conditions to the Offer (except the Minimum Condition) have been satisfied or waived.

The rights of Tea Party Acquisition Corp. to extend the Offer are subject to the parties’ rights to terminate the Merger Agreement and the Offer pursuant to the terms and conditions of the Merger Agreement.

If the Offer closes but Tea Party Acquisition Corp. does not acquire a sufficient number of tendered Shares that when considered together with all other Shares beneficially owned by Megasoft Limited and its affiliates and newly issued Shares, if any, available for purchase from the Company by Tea Party Acquisition Corp. under the “Top-Up Option” pursuant to the Merger Agreement would enable a “short-form” merger to occur under the Massachusetts Business Corporations Act, then Tea Party Acquisition Corp. may elect to provide one or more subsequent offering periods of between 3 and 20 business days in the aggregate immediately following the expiration of the Offer. Tea Party Acquisition Corp. currently does not intend to provide any subsequent offering periods

See “Section 1. Terms of the Offer” for more details on the parties’ rights to extend the Offer.

Conditions to the Offer	Tea Party Acquisition Corp. is not required to accept for payment or, subject to any applicable rules and regulations of the U.S. Securities and Exchange Commission (including Rule 14e-1(c) under the Securities and Exchange Act of 1934, as amended, relating to the obligation of Tea Party Acquisition Corp. to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any tendered Shares, and may (but only to the extent expressly permitted by the Merger Agreement) delay the acceptance for payment of any tendered Shares, if (i) the Minimum Condition (as defined below) has not been satisfied, (ii) the Minimum Cash Condition (as defined below) has not been satisfied or (iii) certain other conditions described in “Section 15. Certain Conditions to Offeror’s Obligations” have not been satisfied.

The “Minimum Condition” is the condition that, prior to the Expiration Date, there has been validly tendered in accordance with the terms of the Offer and not withdrawn a number of Shares that, when considered together with all other Shares beneficially owned by Megasoft Limited and its affiliates and newly issued Shares, if any, available for purchase from the Company by Tea Party Acquisition Corp. under an irrevocable “Top-Up Option” pursuant to the Merger Agreement would constitute at least 90% of the aggregate number of Shares outstanding at the time of the expiration of the Offer (as determined on a fully-diluted basis). See “Section 13. The Transaction Documents — The Merger Agreement — Top-Up Option.”

The Minimum Cash Condition is the condition that the Company have at least $52,000,000 (net of any indebtedness permitted to be incurred pursuant to the Merger Agreement, and subject to adjustment under the Merger Agreement) of currently available cash or cash equivalents.

See “Section 15. Certain Conditions to Offeror’s Obligations” for a description of certain other conditions to the offer.

The conditions to the Offer are for the sole benefit of Megasoft Limited and Tea Party Acquisition Corp. and, subject to the terms and conditions of the Merger Agreement, may be waived by Megasoft Limited or Tea Party Acquisition Corp., in whole or in part at any time and from time to time in the sole discretion of Parent or Tea Party Acquisition Corp., except that Tea Party Acquisition Corp. may not reduce the Minimum Condition to less than a majority of the Shares (calculated on a fully-diluted basis).

“Top-Up” Option	The Merger Agreement provides that upon Tea Party Acquisition Corp.’s acceptance of Shares for payment pursuant to the Offer or other acquisition of Shares constituting approximately 83% of the outstanding Shares, Tea Party Acquisition Corp. must exercise an irrevocable “Top-Up Option” granted by the Company to Tea Party Acquisition Corp. pursuant to the Merger Agreement to purchase at the Offer Price the number of newly issued Shares that would cause Tea Party Acquisition Corp. to own at least 90% of the Shares then outstanding (as determined on a fully–diluted basis). See “Section 13. The Transaction Documents — The Merger Agreement — Top-Up Option.”

Position of the Company’s board of directors

The Company’s board of directors has unanimously:

•        determined that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable to the shareholders of the Company and fair to and in the best interests of the Company and its shareholders;

•        adopted the Merger Agreement and approved the transactions contemplated thereby, including the Offer and the Merger; and

•        recommends that the shareholders of the Company accept the Offer and tender their Shares to Tea Party Acquisition Corp. under the Merger Agreement and, if shareholder approval is required to consummate the merger under the Massachusetts Business Corporation Act, approve the Merger Agreement and the Merger.

See the “Introduction.”

Ability to Withdraw Tendered Shares	The tender of your Shares may be withdrawn at any time prior to the Expiration Date. Tendered Shares that have not been accepted for payment pursuant to the Offer may also be withdrawn at any time after Friday, September 28, 2007. However, if Tea Party Acquisition Corp. provides a subsequent offering period, you would not be able to withdraw any Shares that you already tendered or any of the Shares that you tendered during a subsequent offering period. See “Section 4. Withdrawal Rights.”

Certain Effects of the Offer	If the Offer is consummated but the Merger does not take place, the number of shareholders and the number of Shares that are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for the Shares.

See “Section 7. Effect of the Offer on Listing, Market for Shares and SEC Registration.”

If the tender offer is consummated and all necessary shareholder approvals are obtained, Tea Party Acquisition Corp. will merge with and into the Company, and the Company will be the surviving corporation and a wholly-owned subsidiary of Megasoft Limited and all outstanding Shares will be exchanged for the right to receive the Offer Price. See “Section 12. Purpose of the Offer; The Merger; Plans for the Company.”

Merger Following Expiration of the Offer	If, following consummation of the Offer, Tea Party Acquisition Corp. owns 90% or more of the outstanding Shares (on a fully-diluted basis), including Shares acquired in any subsequent offering period and newly issued Shares acquired through any exercise of the “Top-Up Option,” Tea Party Acquisition Corp. intends to cause the Company to consummate a short-form merger under the Massachusetts Business Corporations Act. Neither shareholder approval nor the approval of the Company’s board of directors would be required to consummate the short-form merger.

If Tea Party Acquisition Corp. does not acquire at least 90% of the outstanding Shares, including Shares acquired in any subsequent offering period and through any exercise of the “Top-Up Option,” shareholder approval of the Merger will be required, and a significantly longer period of time will be required to effect the Merger under applicable law.

See “Section 12. Purpose of the Offer; The Merger; Plans for the Company.”

At the effective time of the Merger, each Share outstanding will be cancelled in exchange for the right to receive the Offer Price without any interest or dividends thereon, less any required withholding taxes.

See “Section 13. The Transaction Documents.”

Appraisal Rights	No appraisal rights will be available in connection with the Offer. In addition, if the Offer is consummated, appraisal rights may not be available in connection with the Merger under the Massachusetts Business Corporations Act. See “Section 17. Appraisal Rights.”

See “Section 1. Terms of the Offer” and “Section 13. The Transaction Documents” for a more complete description of the Offer and the transactions contemplated following the consummation of the Offer.

QUESTIONS AND ANSWERS

The following are some of the questions you may have as a shareholder of the Company and answers to those questions. We urge you to read carefully the entire Offer to Purchase and the enclosed Letter of Transmittal because the information provided below is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the enclosed Letter of Transmittal. Unless the context indicates otherwise, we use the terms “us,” “we” and “our” to refer to Tea Party Acquisition Corp. and, where appropriate, Megasoft Limited, and the term “the Company” to refer to Boston Communications Group, Inc.

Who is offering to buy my securities?

We are a Massachusetts corporation and a wholly-owned subsidiary of Megasoft Limited, a company incorporated in India under the provisions of the Companies Act, 1956. We were formed by Megasoft Limited for the sole purpose of acquiring the Company and have carried on no activities other than in connection with the acquisition of the Company. We were incorporated in Massachusetts in July 2007. See the “Introduction” and “Section 9. Certain Information Concerning Offeror and its Affiliates.”

What are the classes and amounts of securities sought in the Offer?

We are seeking to purchase all of the outstanding shares of common stock of the Company, including the associated preferred stock purchase rights (the “Shares”). The preferred stock purchase rights are rights to purchase Series A Junior Participating Preferred Shares of the Company, issued pursuant to the Company’s Rights Agreement, dated as of September 6, 2005, as amended. The preferred stock purchase rights were issued to all shareholders of the Company, but currently are not represented by separate share certificates. Instead, the preferred share purchase rights are represented by the certificate for your shares of common stock of the Company. A tender of your Shares will include a tender of the preferred stock purchase rights. See the “Introduction” and “Section 1. Terms of the Offer.”

How much are you offering to pay? What is the form of payment?

We are offering to pay you the Offer Price, in cash, without interest, less any required withholding taxes.

Will I have to pay any fees or commissions?

If you are the record owner of your Shares and you tender your Shares to us in this Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the “Introduction.”

Do you have the financial resources to make payment?

Yes. The Offer is not subject to any financing condition. We have obtained a commitment from ICICI Bank for debt financing of up to $25,000,000 to fund the purchase of the Shares in the Offer and the payment for Shares in the Merger, subject to the satisfaction or waiver of certain conditions. We also intend to use a portion of the Company’s excess cash to fund the purchase of the Shares in the Offer and the payment for Shares converted in the Merger into the right to receive a cash payment equal to the Offer Price.

See “Section 10. Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender my Shares in the Offer?

We do not believe our financial condition is relevant to your decision to tender your Shares in the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	the Offer is not subject to any financing condition; and

•	if we consummate the Offer, we will acquire all remaining Shares for the same cash price per Share in the subsequent Merger.

What does the Company’s board of directors recommend regarding the Offer?

The Company’s board of directors has unanimously:

•

determined that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable to the shareholders of the Company and fair to and in the best interests of the Company and its shareholders;

•	adopted the Merger Agreement and approved the transactions contemplated thereby, including the Offer and the Merger; and

•

recommends that the shareholders of the Company accept the Offer and tender their Shares to us under the Merger Agreement and, if shareholder approval is required to consummate the Merger under the Massachusetts Business Corporation Act, approve the Merger Agreement and the Merger.

The factors considered by the Company’s board of directors in making the determinations and the recommendation described above are described in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed with the Securities and Exchange Commission and is being mailed to the shareholders of the Company with this Offer to Purchase.

Mirus Securities, Inc., which was engaged by the Company’s board of directors to prepare a fairness opinion, delivered an opinion to the Company’s board of directors, dated July 9, 2007, to the effect that, as of that date, based upon and subject to the assumptions made, methodologies used, matters considered and the limitations of the review undertaken in its opinion, as of date of the opinion, $3.60 per common share, was fair, from a financial point of view, to holders of common shares. Shareholders of the Company are urged to carefully read the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 and the opinion of Mirus Securities, Inc. in their entirety. The opinion was provided to the Company’s board of directors for its information in its evaluation of the $3.60 per common share cash consideration payable in the Offer and the Merger and relates only to the fairness of such cash consideration from a financial point of view. The opinion does not address any other aspect of the Offer or the Merger or any related transaction and is not intended to constitute, and does not constitute, a recommendation as to whether any shareholder should tender Shares in the Offer or as to any other actions to be taken by any shareholder in connection with the Offer or the Merger. Holders of Shares are encouraged to read the opinion carefully in its entirety.

See the “Introduction.”

Have any Company shareholders agreed to tender their Shares?

Yes. Each of Paul J. Tobin, Chairman of the Company’s board of directors, Joseph P. Mullaney, the Company’s Chief Financial Officer and Acting Chief Executive Officer, and Ersin Galioglu, the Company’s Chief Operating Officer, has entered into a tender and stockholder support agreement with us, which provides, among other things, that these shareholders will irrevocably tender their Shares in the Offer. These shareholders may only withdraw their Shares from the Offer if the tender and stockholder support agreement is terminated in accordance with its terms, including if the Merger Agreement is terminated. The Shares subject to the tender and stockholder support agreement represent approximately 2.6% of the outstanding Shares, as of July 11, 2007. See the “Introduction” to this Offer to Purchase and “Section 13. The Transaction Documents — Tender and Stockholder Support Agreement.”

How long do I have to decide whether to tender in the Offer?

You will have until 12:00 Midnight, New York City time, on Friday, August 24, 2007, to tender your Shares in the Offer, unless the Offer is extended. If you cannot deliver everything that is required to make a valid tender by such time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See “Section 1. Terms of the Offer” and “Section 3. Procedure for Tendering Shares.”

Can the Offer be extended and under what circumstances?

We have agreed in the Merger Agreement that we will extend the Offer beyond Friday, August 24, 2007:

•

for successive periods of up to ten business days each until October 23, 2007, if any of the conditions to the Offer (including the Minimum Condition and the Minimum Cash Condition described in “Section 15. Certain Conditions to Tea Party Acquisition Corp.’s Obligations”) have not been satisfied or waived as of the Expiration Date; or

•

for any period as may be required by applicable rules and regulations of the Securities and Exchange Commission, the Nasdaq Global Market or any other stock exchange or automated quotation system that is applicable to the Offer.

The Company may cause us to extend the Offer and the Expiration Date for successive periods of up to ten business days each until October 23, 2007, if all of the conditions to the Offer (except the Minimum Condition) have been satisfied or waived.

If the Offer closes but we do not acquire sufficient Shares such that the tendered Shares, when considered together with all other Shares beneficially owned by Megasoft Limited and its affiliates and newly issued Shares, if any, available for purchase from the Company by Tea Party Acquisition Corp. under the “Top-Up Option” pursuant to the Merger Agreement (as described in “Section 13. The Transaction Documents — The Merger Agreement — Termination”) would enable a “short-form” merger to occur under the Massachusetts Business Corporations Act, we may elect to provide one or more subsequent offering periods of between three and 20 business days in the aggregate immediately following the expiration of the Offer. A subsequent offering period is different from an extension of the Offer. During a subsequent offering period, you would not be able to withdraw any of the Shares that you had already tendered (because we would have already accepted those Shares for payment); you also would not be able to withdraw any of the Shares that you tender during any subsequent offering period. We currently do not intend to provide for any subsequent offering periods

See “Section 1. Terms of the Offer” for more details on the parties’ rights to extend the Offer.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform Computershare Trust Company, N.A. (the depositary for the Offer) of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See “Section 1. Terms of the Offer.”

What are the most significant conditions to the Offer?

We are not required to accept for payment or, subject to any applicable rules and regulations of the U.S. Securities and Exchange Commission (including Rule 14e-1(c) under the Securities and Exchange Act of 1934, as amended, relating to our obligation to pay for or return tendered shares promptly after termination or withdrawal of the Offer), pay for any tendered shares, and may (to the extent expressly permitted by the Merger Agreement) delay the acceptance for payment of any tendered shares, if (i) the Minimum Condition (as defined below) has not been satisfied, (ii) the Minimum Cash Condition (as defined below) has not been satisfied or (iii) certain other events described in “Section 15. Certain Conditions to Offeror’s Obligations” have occurred and are continuing.

The “Minimum Condition” is the condition that, prior to the Expiration Date, there has been validly tendered in accordance with the terms of the Offer and not withdrawn a number of Shares that, when considered together with all other Shares beneficially owned by us and our affiliates and newly issued Shares, if any, available for purchase from the Company by us under the “Top-Up Option” pursuant to the Merger Agreement, would constitute at least 90% of the aggregate number of Shares outstanding at the time of the expiration of the Offer (as determined on a fully-diluted basis). See “Section 13. The Transaction Documents — The Merger Agreement — Top-Up Option” for a description of the Top-Up Option. We may elect, at our discretion, not to count Shares tendered pursuant to the Notice of Guaranteed Delivery procedure towards the satisfaction of the Minimum Condition unless and until the Depositary has timely received (i) certificates for the Shares (or a Book-Entry Confirmation) and (ii) a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal (or, as applicable, an Agent’s Message).

The “Minimum Cash Condition” is the condition that the Company have at least $52,000,000 (net of any indebtedness permitted to be incurred pursuant to the Merger Agreement, and subject to adjustment under the Merger Agreement) of currently available cash or cash equivalents.

The conditions to the Offer are for our sole benefit and, subject to the terms and conditions of the Merger Agreement, may be waived by us, in whole or in part at any time and from time to time in our sole discretion, except that we may not reduce the Minimum Condition to less than a majority of the Shares (calculated on a fully-diluted basis).

See “Section 15. Certain Conditions to Tea Party Acquisition Corp.’s Obligations.”

Under what circumstances would the Company be obligated to pay a termination fee to Megasoft Limited if the Merger Agreement is terminated?

Under the Merger Agreement, the Company has agreed to pay Megasoft Limited $1,970,000 if:

•

Megasoft Limited terminates the Merger Agreement because, prior to the Expiration Date, the Company’s board of directors makes a Change of Recommendation (as defined in the subsection entitled “No Solicitation of Transactions” in “Section 13. The Transaction Documents — Merger Agreement”);

•

(i) Megasoft Limited terminates the Merger Agreement because the Company has breached or failed to perform any representations, warranties, covenants or other agreements in the Merger Agreement which breach or failure to perform (A) has resulted or would reasonably be expected to result in a failure of the conditions to the Offer relating to (1) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the receipt of any necessary clearance from the Reserve Bank of India and the absence of any review, investigation or governmental determination to take action authorized under Section 721 of Title VII of the United States Defense Production Act of 1950, as amended, (2) the absence of any Company Material Adverse Effect (as defined in the subsection entitled “Representations and Warranties” in “Section 13. The Transaction Documents — Merger Agreement”), (3) the accuracy of representations and warranties of the Company, (4) compliance by the Company with the covenants required by the Merger Agreement, (5) the Minimum Cash Condition or (6) the Company’s delivery of an officers’ certificate confirming satisfaction of the conditions to the Offer described in clauses (2), (3), (4) and (5) above and an updated consolidated balance sheet of the Company and its subsidiaries; and (B) cannot be cured by the November 8, 2007, or has not been cured within 20 days after the day that Megasoft Limited gives the Company written notice (provided that no termination fee will be payable by the Company if it was then entitled to send a termination notice to Megasoft Limited based on a breach of Megasoft Limited’s representations, warranties, covenants and agreements); (ii) following July 11, 2007 but prior to the termination of the Merger Agreement, an Alternative Proposal (as defined in the subsection entitled “No Solicitation of Transactions” in “Section 13. The Transaction Documents — Merger Agreement”) (relating to 50% or more of the Company’s assets or voting power) has been publicly proposed and not publicly and unconditionally withdrawn at least three business days prior to (I) the date of the relevant breach or failure to perform, in the event of a termination of the Merger Agreement based on such breach or failure to perform, or (II) the date on which Megasoft Limited terminates the Merger Agreement, in the event of a termination based upon the passage of November 8, 2007; and (iii) within twelve months following the termination of the Merger Agreement, the Company enters into a definitive agreement with respect to an Alternative Proposal (relating to 50% or more of the Company’s assets or voting power) or consummates an Alternative Proposal (relating to 50% or more of the Company’s assets or voting power); or

•	the Company terminates the Merger Agreement in connection with a Change of Recommendation in compliance with the Merger Agreement.

Under what circumstances would the Company be obligated to reimburse Megasoft Limited and Tea Party Acquisition Corp. for fees and expenses?

Under the Merger Agreement, the Company has agreed to pay Megasoft Limited for all of our reasonable and documented out-of-pocket expenses incurred in connection with or related to the Merger Agreement and all other matters related to the merger up a maximum of $1,250,000, if the Merger Agreement is terminated:

•

by Megasoft Limited or the Company prior to the time that Tea Party Acquisition Corp. accepts the Shares for payment in the Offer because any governmental entity of competent jurisdiction has enacted, issued or entered any law, order, final and nonappealable injunction or similar legal restraint that prohibits, prevents or makes illegal the acceptance for payment of or for Shares or the consummation of the Offer or the Merger;

•

by Megasoft Limited because the Company breaches or fails to perform any representations, warranties, covenants or other agreements in the Merger Agreement, which breach or failure to perform (A) has resulted or would reasonably be expected to result in a failure of the conditions to the Offer relating to (1) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the receipt of any necessary clearance from the Reserve Bank of India and no review, investigation or governmental determination to take action authorized under Section 721 of Title VII of the United States Defense Production Act of 1950, as amended, (2) the absence of any Company Material Adverse Effect (as defined in the subsection entitled “Representations and Warranties” in “Section 13. The Transaction Documents — Merger Agreement”), (3) the accuracy of representations and warranties of the Company, (4) compliance by the Company with the covenants required by the Merger Agreement, (5) the Minimum Cash Condition, or (6) the Company’s delivery of an officers’ certificate confirming satisfaction of the conditions to the Offer described in clauses (2), (3), (4) and (5) above and an updated consolidated balance sheet of the Company and its subsidiaries; and (B) cannot be cured by the November 8, 2007 or has not been cured within 20 days after the day Megasoft Limited gives the Company written notice (provided that no termination fee will be payable by the Company if it was then entitled to send a termination notice to Megasoft Limited based on a breach or failure of Megasoft Limited’s or Tea Party Acquisition Corp.’s representations, warranties, covenants and agreements); (ii) following July 11, 2007 but prior to the termination of the Merger Agreement, an Alternative Proposal (as defined in the subsection entitled “No Solicitation of Transactions” in “Section 13. The Transaction Documents — Merger Agreement”) (relating to 50% or more of the Company’s assets or voting power) has been publicly proposed and not publicly and unconditionally withdrawn at least three business days prior to (I) the date of the relevant breach or failure to perform, in the event of a termination of the Merger Agreement based on such breach or failure to perform, or (II) the date on which Megasoft Limited terminates the Merger Agreement, in the event of a termination based upon the passage of November 8, 2007; and (iii) within twelve months following the termination of the Merger Agreement, the Company enters into a definitive agreement with respect to an Alternative Proposal (relating to 50% or more of the Company’s assets or voting power) or consummates an Alternative Proposal (relating to 50% or more of the Company’s assets or voting power);

•

by Megasoft Limited in connection with a Change of Recommendation (as defined in the subsection entitled “No Solicitation of Transactions” in “Section 13. The Transaction Documents — Merger Agreement”); or

•

by Megasoft Limited following the Expiration Date because (i) the Minimum Condition is not satisfied as of the Expiration Date, (ii) the conditions to the Offer relating to (A) the absence of any legally binding judgment, order, temporary restraining order, temporary or permanent injunction, ruling, proceeding, action, suit, charge or decree having been entered, enforced, instituted or issued by any governmental entity which makes illegal, prevents, restrains or prohibits the making of the Offer, the acceptance for payment of, or payment for, any Shares by us or any of our affiliates in the Offer, or the consummation of the merger or any of the other transactions contemplated by the Merger Agreement, (B) the absence of any law (including a judgment, injunction, decree or order having been enacted, enforced, promulgated or issued by any governmental entity, or deemed by any governmental entity to be applicable to Megasoft Limited, the Company or any subsidiary or affiliate of Megasoft Limited or the Company or to any transaction contemplated by the Merger Agreement, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clause (A) above, (C) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the receipt of any necessary clearance from the Reserve Bank of India and the absence of any review, investigation or governmental determination to take action authorized under Section 721 of Title VII of the United States Defense Production Act of 1950, as amended (D) certain consents and approvals having been obtained, have each been satisfied; and (iii) neither Megasoft Limited nor Tea Party Acquisition Corp. has breached in any material respect its obligations under the Merger Agreement.

Under what circumstances would Megasoft Limited be obligated to pay a termination fee to the Company if the Merger Agreement is terminated?

Under the Merger Agreement, Megasoft Limited has agreed to pay the Company $1,970,000 if:

•

the Company terminates the Merger Agreement prior to the time that Tea Party Acquisition Corp. accepts the Shares for payment in the Offer because Megasoft Limited or Tea Party Acquisition Corp. has breached of or failed to perform any of its respective representations, warranties, covenants or other agreements in the Merger Agreement, which breach or failure to perform (i) would materially delay or prevent the commencement or the consummation of the Offer by us, or would result in a failure of the condition to the Offer relating to the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the receipt of any necessary clearance from the Reserve Bank of India and the absence of any review, investigation or governmental determination to take action authorized under Section 721 of Title VII of the United States Defense Production Act of 1950, as amended, and (ii) cannot be cured by November 8, 2007 or has not been cured within 20 days after the day that the Company gives Megasoft Limited written notice (provided that no termination fee will be payable by Megasoft Limited if it was then entitled to send a termination notice to the Company based on a breach of the Company’s representations, warranties, covenants and agreements);

•

the Company terminates the Merger Agreement upon satisfaction or waiver of all conditions to the Offer based on our failure to accept for payment and pay for Shares validly tendered and not withdrawn in the Offer at any Expiration Date in accordance with the Merger Agreement; or

•

the Company or (so long as the Company has the right under the Merger Agreement to terminate the Merger Agreement at that time) Megasoft Limited terminates the Merger Agreement because the Offer has not been completed by November 8, 2007 and at the time of that termination, all conditions to the Offer (except for the conditions to the Offer relating to the delivery of an officers’ certificate confirming satisfaction of certain conditions to the Offer and an updated consolidated balance sheet of the Company and its subsidiaries, and the Merger Agreement having not been terminated) have been satisfied.

The Company has agreed that its right to receive the termination fee described in the preceding paragraph under the Merger Agreement is the sole and exclusive remedy of the Company against us or any of our respective equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.

How do I tender my Shares?

To tender your Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the depositary for the Offer, not later than the Expiration Date. The Letter of Transmittal is enclosed with this Offer to Purchase. If your Shares are held in street name, your Shares can be tendered by your broker, bank or other nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the depositary by the Expiration Date, you may tender your Shares using the guaranteed delivery procedure. Using the enclosed Notice of Guaranteed Delivery, you may have your broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary. For the tender to be valid, however, the depositary must receive the missing items within the time period specified in the notice. In addition, we may elect, at its sole discretion, not to count Shares tendered pursuant to the Notice of Guaranteed Delivery procedure towards the satisfaction of the Minimum Condition unless and until the Depositary has timely received (i) certificates for the Shares (or a Book-Entry Confirmation) and (ii) a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal (or, as applicable, an Agent’s Message).

See “Section 3. Procedure for Tendering Shares.”

Until what time may I withdraw previously tendered Shares?

The tender of your Shares may be withdrawn at any time prior to the Expiration Date. Tendered Shares that have not been accepted for payment pursuant to the Offer may also be withdrawn at any time after Friday, September 28, 2007. However, if we provide a subsequent offering period, you would not be able to withdraw (i) any Shares that you already tendered or (ii) any Shares that you tender during a subsequent offering period. See “Section 4. Withdrawal Rights.”

How do I withdraw previously tendered Shares?

To withdraw Shares, you must deliver a written notice of withdrawal, or a manually signed facsimile of one, with the required information to the depositary, Computershare Trust Company, N.A., while you still have the right to withdraw the Shares. If your Shares are held in street name and were tendered by your bank, broker or other nominee upon you r instructions, you must instruct your nominee to arrange for the withdrawal of your Shares. See “Section 4. Withdrawal Rights.”

If I decide not to tender, how will the Offer affect my Shares?

If the Merger described below takes place, shareholders not tendering all of their Shares in the Offer will receive for each Share not tendered in the Offer the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the merger takes place, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares. Also, as described below, you will not have appraisal rights in connection with the Offer, and may not have appraisal rights in connection with the merger under the Massachusetts Corporation Business Act. If the Offer is consummated but the Merger does not take place immediately thereafter, the number of shareholders and the number of Shares of the Company that are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for the Company common stock. Also, as described below, the Company may cease making filings with the U.S. Securities and Exchange Commission or otherwise may not be required to comply with the rules relating to publicly held companies. See the “Introduction” and “Section 7. Effect of Offer on Listing, Market for Shares and SEC Registration; Margin Regulations.”

If the Offer is completed, will the Company continue as a public company?

No. Following the purchase of Shares in the Offer, we will complete the Merger pursuant to the terms of the Merger Agreement if the conditions to the Merger are satisfied or waived. If the Merger takes place, the Company will no longer be publicly owned. Even if the Merger does not take place immediately following the completion of the Offer, if we purchase all of the tendered Shares:

•	there may not be a public trading market for the Company common stock; and

•	the Company may cease making filings with the U.S. Securities and Exchange Commission or otherwise cease being required to comply with the rules relating to publicly held companies.

See “Section 7. Effect of Offer on Listing, Market for Shares and SEC Registration.”

Will the Offer be followed by the Merger if all of the Shares are not tendered in the Offer?

Yes, unless the conditions to the merger are not satisfied or waived. If we accept for payment and pay for Shares of Company stock pursuant to the Offer, Tea Party Acquisition Corp. is required under the Merger Agreement to merge with and into the Company if the conditions to the Merger are satisfied or waived. After the closing of the Offer, Tea Party Acquisition Corp. will own all of the Shares of the Company tendered in the Offer and if the Merger takes place, all shareholders of the Company remaining after the Offer other than us (and other than shareholders validly exercising appraisal rights in connection with the Merger) will receive the Offer Price. See the “Introduction.” See “Section 15. Certain Conditions to Tea Party Acquisition Corp.’s Obligations” for a description of the conditions to the merger and “Section 17. Appraisal Rights.”

Will I have appraisal rights?

No appraisal rights are available in connection with the Offer. In addition, shareholders of the Company may not be entitled to appraisal rights in connection with the Merger under the Massachusetts Business Corporation Act. See “Section 17. Appraisal Rights.”

What is the market value of my Shares as of a recent date?

On July 10, 2007, the last full day of trading before the public announcement by the Company of its execution of the Merger Agreement, the closing Share price was $1.99. The Offer Price represents a premium of approximately 112% over the average closing share price during the 30 trading days preceding the announcement of the Merger Agreement and a premium of approximately 91% over the closing Share price on the day immediately prior to the announcement. On July 27, 2007, the last full day of trading before the commencement of the Offer, the closing share price was $3.255 per Share. We encourage you to obtain a recent quotation for shares of the Company’s common stock in deciding whether to tender your Shares. See “Section 6. Price Range of Shares; Dividends on the Shares.”

What are the material U.S. federal income tax consequences of the Offer and the Merger?

The receipt of cash in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes.

A shareholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder’s adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. If the Shares sold or exchanged constitute capital assets in the hands of the shareholder, such gain or loss will be a capital gain or loss. Capital gains recognized by a corporation will be subject to a maximum U.S. federal income tax rate of 35%. Capital gains recognized by an individual will be subject to a maximum U.S. federal income tax rate of 15% if the Shares were held for more than one year, and if held for one year or less such capital gains will be subject to tax at ordinary income tax rates. See “Section 5. Material U.S. Federal Income Tax Consequences.”

The income tax discussion set forth above may not apply to shareholders in special situations including (but not limited to) shareholders who received their Shares upon the exercise of stock options or otherwise as compensation, shareholders who are traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, shareholders who are not U.S. persons and shareholders who are partnerships or other pass-through entities. Shareholders should consult their tax advisors as to the particular tax consequences to them of the Offer and the Merger, including the effect of U.S. federal, state, local, foreign or other tax laws.

Whom should I call if I have questions about the Offer?

You may call Mackenzie Partners, Inc. at (800) 322-2855 (toll-free) or Friedman, Billings, Ramsey & Co., Inc. at (800) 419-9406 (toll-free). Mackenzie Partners, Inc. is acting as the information agent for the Offer, and Friedman, Billings, Ramsey & Co., Inc. is acting as the dealer manager for the Offer. See the back cover of this Offer to Purchase for further information on how to contact the information agent and the dealer manager and obtain answers to your questions.

To the Holders of Common Stock of Boston Communications Group, Inc.:

INTRODUCTION

Tea Party Acquisition Corp. is a Massachusetts corporation (“Offeror”) and a wholly-owned subsidiary of Megasoft Limited, a company incorporated in India under the provisions of the Companies Act, 1956 (“Parent”). Offeror hereby offers to purchase all of the outstanding shares of common stock, par value $0.01 per share, including the associated preferred stock purchase rights (the “Shares”), of Boston Communications Group, Inc., a Massachusetts corporation (the “Company”), at a price of $3.60 per Share, net to the seller in cash, without interest (such price, or any such higher price per Share as may be paid in the Offer is referred to as the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 11, 2007 (as it may be amended from time to time, the “Merger Agreement”), by and among Parent, Offeror and the Company. Offeror is a corporation newly formed by Parent in connection with the acquisition of the Company. The Merger Agreement provides, among other things, for the making of the Offer by Offeror, and further provides that, upon the terms and subject to certain conditions set forth in the Merger Agreement, Offeror will be merged with and into the Company (the “Merger”), and the Company will continue as the surviving corporation (the “Surviving Corporation”) and will be a wholly-owned subsidiary of Parent. The Merger is subject to a number of conditions, including the approval of the Merger Agreement by shareholders of the Company, if such approval is required by applicable law. See “Section 12. Purpose of the Offer; The Merger; Plans for the Company.” In the Merger, each outstanding Share (other than Shares held in the treasury of the Company or owned directly or indirectly by Parent or Offeror, which will automatically be cancelled and retired) shall automatically be cancelled and retired and, other than Shares with respect to which appraisal rights are properly exercised, will be converted into and become a right to receive the Offer Price. The Merger Agreement is more fully described in “Section 13. The Transaction Documents,” which also contains a discussion of the treatment of stock options.

Tendering shareholders who are record holders of their Shares and tender directly to Computershare Trust Company, N.A. (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Offeror pursuant to the Offer. Shareholders who hold their Shares through a broker or other nominee should consult such institution as to whether it charges any service fees. Offeror will pay all charges and expenses of the Depositary, Mackenzie Partners, Inc. (the “Information Agent”) and Friedman, Billings, Ramsey & Co., Inc. (the “Dealer Manager”) for their respective services in connection with the Offer and the Merger. See “Section 18. Fees and Expenses.”

The Company’s board of directors has unanimously determined that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable to the shareholders of the Company and fair to and in the best interests of the Company and its shareholders, adopted the Merger Agreement and approved the transactions contemplated thereby, including the Offer and the Merger, and recommends that the shareholders of the Company accept the Offer and tender their Shares to Offeror under the Merger Agreement and, if shareholder approval is required to consummate the Merger under the Massachusetts Corporation Business Act (the “MBCA”), approve the Merger Agreement and the Merger.

For factors considered by the Company’s board of directors, see the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the “Schedule 14D-9”) to be filed with the Securities and Exchange Commission (the “SEC”) and which will be mailed (without certain exhibits) to the Company’s shareholders.

The Company has represented to Parent that the Company’s board of directors received an opinion of Mirus Securities, Inc. (“Mirus Securities”) to the effect that, as of the date of such opinion and based on and subject to the assumptions, methodologies, matters and limitations described therein, $3.60 per common share cash consideration was fair, from a financial point of view, to holders of common shares. The full text of Mirus Securities’ written opinion, dated July 9, 2007, which describes the assumptions made, methodologies used, matters considered and limitations on the review undertaken, will be attached as an exhibit to the Schedule 14D-9. The opinion was provided to the Company’s board of directors for its information in its evaluation of the $3.60 per common share cash consideration payable in the Offer and the Merger and relates only to the fairness of such cash consideration from a financial point of view. The opinion does not address any other aspect of the Offer or the Merger or any related transaction and is not intended to constitute, and does not constitute, a recommendation as to whether any shareholder should tender Shares in the Offer or as to any other actions to be taken by any shareholder in connection with the Offer or the Merger. Holders of Shares are encouraged to read the opinion carefully in its entirety.

Each of Paul J. Tobin, Chairman of the Company’s board of directors, Joseph P. Mullaney, the Company’s Chief Financial Officer and Acting Chief Executive Officer, and Ersin Galioglu, the Company’s Chief Operating Officer, have entered into a tender and stockholder support agreement with Parent and Offeror, dated July 11, 2007, which provides, among other things, that these shareholders will irrevocably tender their Shares in the Offer. These shareholders may only withdraw their Shares from the Offer if the tender and stockholder support agreement is terminated in accordance with its terms, including if the Merger Agreement is terminated. The tender and stockholder support agreement also requires that the shareholders irrevocably tender any Shares acquired after July 11, 2007. The shareholders that have entered into the tender and stockholder support agreement own, in the aggregate, 457,460 Shares, representing approximately 2.6% of the outstanding Shares, as of July 11, 2007. See the “Introduction” to this Offer to Purchase and “Section 13. The Transaction Documents — Tender and Stockholder Support Agreement.”

The Offer is conditioned upon, among other things, (i) the condition that, prior to the Expiration Date (as defined below), there having been validly tendered in accordance with the terms of the Offer and not withdrawn a number of Shares that, when considered together with all other Shares beneficially owned by Parent and its affiliates and all newly issued Shares, if any, available for purchase from the Company by Offeror under an irrevocable Top-Up Option (as defined in “Section 13. The Transaction Documents — The Merger Agreement — Top-Up Option.”) pursuant to the Merger Agreement, would constitute at least 90% of the aggregate number of Shares outstanding at the time of the expiration of the Offer (as determined on a fully-diluted basis) (the “Minimum Condition”) and (ii) the condition that the Company have at least $52,000,000 (net of any indebtedness permitted to be incurred pursuant to the Merger Agreement, and subject to adjustment under the Merger Agreement) of currently available cash or cash equivalents ( (the “Minimum Cash Condition”). See “Section 15. “Certain Conditions to Offeror’s Obligations.”

The Company has represented in the Merger Agreement that as of July 11, 2007, there were 17,908,251 Shares issued and outstanding and that as of July 11, 2007, there were outstanding stock options to purchase 2,299,123 Shares. The Company has informed Parent that 543,759 of the outstanding stock options have an exercise price that is less than $3.60 per share. Based on the outstanding Shares and Company stock options as of July 11, 2007, Offeror believes that approximately 14,863,849 Shares, constituting approximately 83% of the outstanding Shares, must be validly tendered and not withdrawn prior to the expiration of the Offer in order for the Minimum Condition to be satisfied. See “Section 1. Terms of the Offer.”

Certain material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger are described in “Section 5. Certain Material U.S. Federal Income Tax Consequences.”

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1. Terms of the Offer.

Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with “Section 4. Withdrawal Rights.” The term “Expiration Date” means 12:00 Midnight, New York City time, on Friday, August 24, 2007, unless Offeror has extended the period of time for which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Offeror, shall expire.

Offeror may extend the Offer and the Expiration Date:

•

for successive periods of up to ten business days each until October 23, 2007, if any of the conditions to the Offer (including the Minimum Condition) have not been satisfied or waived as of any previously-scheduled expiration date; or

•

for any period as may be required by applicable rules and regulations of the Securities and Exchange Commission, the Nasdaq Global Market or any other stock exchange or automated quotation system that is applicable to the Offer.

The Company may cause Offeror to extend the Offer and the Expiration Date for successive periods of up to ten business days each until October 23, 2007, if all of the conditions to the Offer have been satisfied or waived except the Minimum Condition.

Neither Offeror nor the Company may extend the Offer or the Expiration Date beyond November 8, 2007. The rights of Offeror to extend the Offer are subject to the parties’ rights to terminate the Merger Agreement and the Offer pursuant to the terms and conditions of the Merger Agreement.

If the Offer is completed but Offeror does not acquire a sufficient number of tendered Shares that when considered together with all other Shares beneficially owned by Parent and its affiliates and newly issued Shares, if any, available for purchase from the Company by Offeror under the “Top-Up Option” pursuant to the Merger Agreement would enable a “short-form” merger to occur under the Massachusetts Business Corporations Act, then Offeror may elect to provide one or more subsequent offering periods of between 3 and 20 business days in the aggregate immediately following the expiration of the Offer. Offeror currently does not intend to provide any subsequent offering periods.

See “Section 1. Terms of the Offer” for more details on the parties’ rights and obligations to extend the Offer.

Offeror has also agreed in the Merger Agreement that it will not, without the prior written consent of the Company: (i) decrease the Offer Price or change the form of consideration to be paid in the Offer, (ii) decrease the number of Shares to be purchased in the Offer, (iii) amend or waive satisfaction of the Minimum Condition, (iv) impose conditions to the Offer in addition to the conditions to the Offer set forth in Annex I to the Merger Agreement, (v) modify or amend the conditions to the Offer set forth in Annex I to the Merger Agreement (other than to waive such conditions (other than the Minimum Condition) or increase the purchase price of the Offer), or (vi) modify or amend any other terms of the Offer in any manner adverse to the holders of Shares or which would reasonably be expected to prevent or materially delay the consummation of the Offer by Parent or Offeror; except that Offeror may, at its option and in its sole discretion and without the prior written consent of the Company, reduce the Minimum Condition to no less than a majority of the number of Shares outstanding (calculated on a fully diluted basis).

The Offer is conditioned upon satisfaction of the Minimum Condition and the Minimum Cash Condition. The Offer is also subject to other material terms and conditions. See “Section 15. Certain Conditions to Offeror’s Obligations.” Offeror believes, based on the outstanding Shares and Company stock options as of July 11, 2007, the minimum number of Shares that must be tendered in order to achieve the Minimum Condition is approximately 14,863,849.

Offeror is not required to accept for payment or, subject to any applicable rules and regulations of the U.S. Securities and Exchange Commission (including Rule 14e-1(c) under the Exchange Act, relating to the obligation of Offeror to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any tendered Shares, and may (but only to the extent expressly permitted by the Merger Agreement) delay the acceptance for payment of any tendered Shares, if (i) the Minimum Condition has not been satisfied or (ii) certain other conditions described in “Section 15. Certain Conditions to Offeror’s Obligations” have not been satisfied.

Except as set forth above, and subject to the applicable rules and regulations of the SEC, Offeror expressly reserves the right to waive any Offer condition or amend the Offer in any respect. Any extension of the period during which the Offer is open, or delay in acceptance for payment or payment for Shares, termination or amendment of the Offer, will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Without limiting the obligation of Offeror under such rule or the manner in which Offeror may choose to make any public announcement, Offeror currently intends to make announcements by issuing a press release and making any appropriate filing with the SEC.

If Offeror makes a material change in the terms of the Offer or the information concerning the Offer or if it waives a material condition of the Offer, Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(c) and 14(e)-1 under the Exchange Act (which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) or otherwise. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and with respect to a change in price or a change in percentage of securities sought, a minimum ten business-day period is generally required to allow for adequate dissemination to shareholders and investor response. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Under Rule 14d-11 of the Exchange Act and subject to the conditions described in the following paragraph of this Offer to Purchase, Offeror may elect to provide for a subsequent offering period, immediately following the Expiration Date, of not fewer than three business days nor more than twenty business days in length. If provided, a subsequent offering period would be an additional period of time, following the Expiration Date and the acceptance for payment of, and the payment for, any Shares that are validly tendered in the Offer and not withdrawn prior to the Expiration Date, during which holders of Shares that were not previously tendered in the Offer may tender such Shares to Offeror in exchange for the Offer Price on the same terms that applied to the Offer. A subsequent offering period is not the same as an extension of the Offer, which will have been previously completed if a subsequent offering period is provided. Offeror will accept for payment, and pay for, any Shares that are validly tendered to Offeror during a subsequent offering period, if provided, as promptly as practicable after any such shares are validly tendered to Offeror during such subsequent offering period, for the same price paid to holders of Shares that were validly tendered in the Offer and not withdrawn prior to the Expiration Date, net to the holders thereof in cash. Holders of Shares that are validly tendered to Offeror during a subsequent offering period, if provided, will not have the right to withdraw such tendered shares. Offeror currently does not intend to provide any subsequent offering periods

Under Rule 14d-11 of the Exchange Act, Offeror may provide for a subsequent offering period so long as, among other things, (i) the initial twenty business day period of the Offer has expired, (ii) Offeror offers the same form and amount of consideration for Shares in the subsequent offering period that was offered in the Offer, (iii) Offeror immediately accepts and promptly pays for all Shares that are validly tendered to Offeror and not withdrawn prior to the Expiration Date, (iv) Offeror announces the results of the Offer, including the approximate number and percentage of Shares that were validly tendered in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the subsequent offering period and (v) Offeror immediately accepts and promptly pays for Shares as they are tendered during the subsequent offering period.

The Company has provided Offeror with the Company’s list of shareholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list of shareholders or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Offeror will purchase, by immediately accepting for payment, and promptly paying for, all Shares validly tendered prior to the Expiration Date (and not withdrawn) as soon as possible after the Expiration Date. Subject to compliance with Rule 14e-1(c) under the Exchange Act, Offeror expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See “Section 1. Terms of the Offer” and “Section 15. Certain Conditions to Offeror’s Obligations.” In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”), pursuant to the procedures set forth in “Section 3. Procedure for Tendering Shares,” (ii) a properly completed and duly executed Letter of Transmittal with all required signature guarantees (unless, in the case of a book-entry transfer, an Agent’s Message (as defined below) is utilized) and (iii) any other documents required by the Letter of Transmittal.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Offeror may enforce such agreement against the participant.

For purposes of the Offer, Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Offeror gives oral or written notice to the Depositary of Offeror’s acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Offeror and transmitting such payment to tendering shareholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Offeror’s rights under “Section 15. Certain Conditions to Offeror’s Obligations,” the Depositary may, nevertheless, on behalf of Offeror, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in “Section 4. Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest be paid on the purchase price for Shares by Offeror by reason of any delay in making such payment.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the

Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer to DTC, such Shares will be credited to an account maintained within DTC), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

If, prior to the Expiration Date, Offeror increases the consideration offered to shareholders pursuant to the Offer, such increased consideration will be paid to all shareholders whose Shares are purchased pursuant to the Offer.

3. Procedure for Tendering Shares.

Valid Tenders. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees and any other required documents, or an Agent’s Message in the case of a book-entry delivery, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) certificates representing such Shares must be received by the Depositary or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedure set forth below. No alternative, conditional or contingent tenders will be accepted. Delivery of documents to DTC does not constitute delivery to the Depositary.

Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of Shares may be effected through book-entry at DTC, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, or an Agent’s Message in the case of a book-entry delivery, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

Signature Guarantee. Signatures on the Letter of Transmittal need not be guaranteed by a member firm of a registered national securities exchange (registered under Section 6 of the Exchange Act), by a member firm of the National Association of Securities Dealers, Inc., by a commercial bank or trust company having an office or correspondent in the United States or by any other “Eligible Guarantor Institution,” as defined in Rule 17Ad-15 under the Exchange Act (collectively, “Eligible Institutions”), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) as noted in the following sentence. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for unpurchased Shares are to be issued or returned, to a person other than the registered owner or owners, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder’s certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if such tender complies with all of the following guaranteed delivery procedures:

(i) the tender is made by or through an Eligible Institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Offeror herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

(iii) the certificates representing all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation with respect to all tendered Shares, together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of such Notice of Guaranteed Delivery. If certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each such delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

The method of delivery of certificates representing Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and sole risk of the tendering shareholder and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Offeror may elect, at its sole discretion, not to count Shares tendered pursuant to the Notice of Guaranteed Delivery procedure towards the satisfaction of the Minimum Condition unless and until the Depositary has timely received (i) certificates for the Shares (or a Book-Entry Confirmation) and (ii) a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal (or, as applicable, an Agent’s Message).

Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for the Shares (or a Book-Entry Confirmation) and (ii) a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal (or, as applicable, an Agent’s Message).

Backup Withholding. To avoid backup withholding of U.S. federal income tax on payments made in the Offer, each tendering U.S. holder should complete and return the Substitute Form W-9 included in the Letter of Transmittal. Tendering non-U.S. holders should complete and submit IRS Form W-8BEN (or other applicable IRS Form W-8), which can be obtained from the Depositary or at www.irs.gov. For an explanation of the terms “U.S. holder” and “non-U.S. holder” and a more detailed discussion of backup withholding, see Section 5—”Certain Material U.S. Federal Income Tax Consequences.”

Determinations of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Offeror, in its sole discretion, and its determination will be final and binding on all parties. Offeror reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Offeror, be unlawful. Offeror also reserves the absolute right to waive any of the conditions of the Offer (other than as prohibited by the Merger Agreement, as described in “Section 1. Terms of the Offer”) or any defect or irregularity in the tender of any Shares. Offeror’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Offeror, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of Offeror as the attorneys-in-fact and proxies of such shareholder, each with full power of substitution, to the full extent of such shareholder’s rights with respect to the Shares tendered by such shareholder and accepted for payment by Offeror (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after July 30, 2007), including, without limitation, the right to vote such Shares in such manner as such attorney and proxy or his substitute shall, in his sole discretion, deem proper. All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Offeror accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by the shareholder with respect to such Shares will be revoked, without further action, and no subsequent powers of attorney and proxies may be given (and, if given, will be deemed ineffective). The designees of Offeror will, with respect to the Shares for which such appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole judgment deem proper. Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, Offeror or its designees must be able to exercise full voting rights with respect to such Shares.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer as well as the tendering shareholder’s representation and warranty that (a) such shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person’s own account unless, at the time of tender, the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and such person will acquire such Shares for tender by conversion, exchange or exercise and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Offeror’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Offeror upon the terms and subject to the conditions of the Offer.

4. Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after Friday, September 28, 2007; provided, however, that there will be no withdrawal rights during any subsequent offering period. If all conditions to the Offer have been met or waived, Offeror must accept and promptly pay for all Shares tendered and not withdrawn prior to the Expiration Date and any Shares tendered during any subsequent offering period pursuant to Rule 14d-11 under the Exchange Act. If purchase of or payment for Shares is delayed for any reason or if Offeror is unable to purchase or pay for Shares for any reason, then, without prejudice to Offeror’s rights under the Offer, tendered Shares may be retained by the Depositary on behalf of Offeror and may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares.

If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in “Section 3. Procedure for Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of Offeror, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

An effective withdrawal of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be returned at any subsequent time prior to the Expiration Date by following any of the procedures described in “Section 3. Procedure for Tendering Shares.”

5. Certain Material U.S. Federal Income Tax Consequences.

The following discussion summarizes certain material U.S. federal income tax consequences expected to result to the holders of Shares whose Shares are sold in the Offer or converted to cash in the Merger. This discussion is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect as of the date of this Offer to Purchase. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer and the Merger or that any such contrary position would not be sustained by a court.

This discussion is limited to holders who hold Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a holder in light of the holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including without limitation, expatriates and certain former citizens or former long-term residents of the United States, partnerships and other pass-through entities, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, and persons holding Shares as part of a hedge, straddle or other risk reduction strategy or as part of a hedging or conversion transaction or other integrated investment. This discussion also does not address the U.S. federal income tax consequence to holders of Shares who acquired their Shares through stock option or stock purchase plan programs or in other compensatory arrangements, or those who may be entitled to exercise appraisal rights under the MBCA.

WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF THE OFFER AND THE MERGER IN RESPECT OF YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS.

As used in this discussion, a U.S. holder is any beneficial owner of Shares who is treated for U.S. federal income tax purposes as:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (ii) has validly elected under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A non-U.S. holder is any beneficial owner of Shares who is not a U.S. holder for U.S. federal income tax purposes.

U.S. Holders

Effect of the Offer and the Merger. The receipt of cash in exchange for Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for Shares in the Offer or the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the Shares surrendered. In general, capital gains recognized by a corporate U.S. holder will be subject to a maximum U.S. federal income tax rate of 35%, while capital gains recognized by a noncorporate U.S. holder will be subject to a maximum U.S. federal income tax rate of 15% if the Shares were held for more than one year, and if held for one year or less such capital gains will be subject to tax at ordinary income tax rates. The deductibility of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged for cash in the Offer or the Merger.

Information Reporting and Backup Withholding. Payments made to U.S. holders in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return the Substitute Form W-9 included in the Letter of Transmittal, certifying that such holder is a U.S. person, the taxpayer identification number provided is correct, and that such holder is not subject to backup withholding. Certain holders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. U.S. holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

Non-U.S. Holders

Effect of the Offer and the Merger. A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash for Shares in the Offer or the Merger unless:

•	the holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met; or

•

the gain is effectively connected with the holder’s conduct of a trade or business in the United States, or, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the holder in the United States.

Gains described in the first bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate, but may be offset by U.S. source capital losses. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a resident of the United States. Non-U.S. holders that are foreign corporations also may be subject to a 30% branch profits tax (or applicable lower treaty rate). Non-U.S. holders are urged to consult any applicable tax treaties that may provide for different rules.

A non-U.S. holder should be aware that any gain realized upon the disposition of Shares in the Offer or the Merger also may be subject to U.S. federal income tax if, for such purposes, the Shares constitute a U.S. real property interest because the Company was a U.S. real property holding corporation (a “USRPHC”) at any time during the relevant statutory period (that is, the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for the Shares). In general, a corporation is a USRPHC if the fair market value of its “United States real property interests” (as defined in the Code and applicable Treasury Regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Although we do not believe that the Company is a USRPHC, there can be no assurance that the Company was at no time a USRPHC during the relevant statutory period. In the event the Company is or was a USRPHC, however, if the Shares are regularly traded on an established securities market (within the meaning of applicable Treasury Regulations), the Shares will be treated as U.S. real property interests only with respect to a non-U.S. holder that owned (actually or constructively) more than five percent of the Shares at some time during the relevant statutory period. Non-U.S. holders, including such holders owning (actually or constructively) more than five percent of the Shares, should consult their tax advisors regarding the U.S. federal income tax consequences of the Offer and the Merger.

Information Reporting and Backup Withholding. Payments made to non-U.S. holders in the Offer and the Merger may be subject to information reporting and backup withholding (currently at a rate of 28%). Non-U.S. holders can avoid backup withholding by providing the Depositary with a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying the holder’s non-U.S. status or by otherwise establishing an exemption. Backup withholding is not an additional tax. Non-U.S. holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

6. Price Range of Shares; Dividends on the Shares.

The Company’s Shares currently trade on Nasdaq under the symbol “BCGI.” The following table sets forth the high and low sale prices per Share for the periods indicated, as reported by published financial sources.

	High	Low
Year Ended December 31, 2005

First Quarter	$9.66	$6.13
Second Quarter	$7.29	$1.28
Third Quarter	$2.62	$0.87
Fourth Quarter	$1.42	$0.90

Year Ended December 31, 2006

First Quarter	$2.75	$1.05
Second Quarter	$2.99	$1.08
Third Quarter	$4.14	$1.21
Fourth Quarter	$2.78	$1.70

Year Ended December 31, 2007

First Quarter	$2.96	$1.56
Second Quarter	$1.97	$1.40
Third Quarter (through July 10, 2007)	$2.24	$1.68

On July 10, 2007, the last full day of trading before the public announcement by the Company of its execution of an agreement with us to acquire the Company at a price of $3.60 per share, the closing Share price was $1.99. The Offer Price represents a premium of approximately 112% over the average closing Share price during the 30 trading days ended on July 10, 2007, the last full day of trading before the public announcement by the Company of its execution of the Merger Agreement, and a premium of approximately 91% over the closing Share price on the day immediately prior to the announcement. On July 27, 2007, the last full day of trading before the commencement of our Offer, the closing Share price was $3.255 per share. Shareholders are urged to obtain current market quotations for the Shares and to review all information received by them from the Company, including the materials referred to in “Section 8. Certain Information Concerning the Company.”

Parent and Offeror have been advised that the Company has never declared or paid a cash dividend with respect to the Shares. Pursuant to the Merger Agreement, neither the Company nor any of its Subsidiaries may declare, pay or set aside any dividend or other distribution in respect of its outstanding shares of capital stock.

7. Effect of Offer on Listing, Market for Shares and SEC Registration; Margin Regulations.

The purchase of the Shares by Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares, if any, held by shareholders other than Offeror.

The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if there are fewer than 300 record holders of Shares. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to shareholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the SEC under the Exchange Act; the officers, directors and 10% shareholders of the Company would no longer be subject to the “short-swing” insider trading reporting and profit recovery provisions of the Exchange Act or the proxy statement requirements of the Exchange Act in connection with shareholders’ meetings.

Furthermore, if such registration was terminated, persons holding “restricted securities” of the Company may be deprived of their ability to dispose of such securities under Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Offeror intends to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met. If registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

After completion of the Offer, the Company will be eligible to elect “controlled company” status pursuant to Rule 4350(c)(5) of Nasdaq, which means that the Company would be exempt from the requirement that the Company’s board of directors be comprised of a majority of “independent directors” and the related rules covering the independence of directors with respect to determining compensation for the Company’s executive officers and nomination of directors for election to the Company’s board of directors. The controlled company exemption does not modify the independence requirements for the Company’s Audit Committee. We expect the Company to elect “controlled company” status following completion of the Offer.

The Shares are currently “margin securities” under the regulations of the Board of Governors of the

Federal Reserve System (the “Federal Reserve Board”), which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of Shares for the purpose of buying, carrying or trading in securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, after completion of the Offer, the Shares would no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act is terminated, the Shares would no longer constitute “margin securities.”

8. Certain Information Concerning the Company.

Except as specifically set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or is based upon information furnished by the Company or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to the Company’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. None of Parent or Offeror has any knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, none of Parent or Offeror assumes any responsibility for the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Parent or Offeror.

General. The Company is a Massachusetts corporation with its principal executive offices located at 55 Middlesex Turnpike, Bedford, Massachusetts 01730. The telephone number of the Company is (781) 904-5000. The Company delivers products and services that enable mobile operators and mobile virtual network operators worldwide to differentiate their offerings and increase market penetration while reducing costs, and is a leader in identifying and addressing new market needs with proven solutions, including prepaid and postpaid billing, payments and access management.

Available Information. Subject to the subsection below entitled “Late Filings and Potential Delisting from Nasdaq,” the Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the SEC relating to its business, financial condition, and other matters. Information as of particular dates concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company, and other matters is required to be disclosed in proxy statements, the last one having been filed with the SEC on April 24, 2006, distributed to the Company’s shareholders. Some such information will also be available in the Schedule 14D-9. Such reports, proxy statements, and other information are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. The SEC also maintains a World Wide Web site on the Internet at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants, such as the Company, that file electronically with the SEC.

Certain Preliminary Financial Statements. In connection with the due diligence review of the Company by Parent, the Company provided to Parent certain non-public preliminary financial statements, including (i) preliminary unaudited consolidated balance sheets and related statements of income of the Company and its consolidated subsidiaries as of and for the fiscal year ended December 31, 2006, and the fiscal quarters ended June 30, September 30 and December 31, 2006, and March 31, 2007 and (ii) preliminary unaudited statements of cash flows of the Company and its consolidated subsidiaries for the fiscal year ended December 31, 2006 and the fiscal quarter ended March 31, 2007. These preliminary financial statements are set forth below.

The preliminary financial statements were not prepared with a view toward public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants. The preliminary financial statements may not comply with United States generally accepted accounting principles. The summary of these preliminary financial statements is not being included in this Offer to Purchase to influence your decision whether to tender your Shares in the Offer, but because these preliminary financial statements were made available by the Company to Parent.

The preliminary statements do not include any information or notes required to be included in interim financial statements, and in the case of the quarterly preliminary statements are subject to normal year-end adjustments. The review of the preliminary statements by the Company’s independent accounting firm, as required by Statement on Auditing Standards No. 100, has not been completed. In addition, information described in Item 303 or Item 305 of SEC Regulation S-K with respect to quarterly periods, to the extent such information would otherwise be required to be filed in a Quarterly Report on Form 10-Q, has not been included. Furthermore, the preliminary statements are subject to the effects of the Restatement and Related Matters (defined below) and are subject to other matters that may arise in the course of the Company’s accounting review. The preliminary statements have not been audited and are therefore subject to revision, which might be material. There can be no assurance that this information will be consistent with corresponding final audited financial statements, which may vary materially from the preliminary statements below.

“Restatement and Related Matters” refers to any event, circumstance, development, change or effect (including (x) litigation, suits, claims, actions, proceedings, hearings, petitions, grievances, complaints or investigations, whether civil, criminal, administrative or investigative, pending or threatened against the Company in front of any governmental entity or the Nasdaq or (y) civil or criminal sanctions or penalties against the Company resulting from any such action described above in (x), including any delisting from the Nasdaq) resulting from any of the following: (A) the Company’s historical stock-based compensation practices, but only to the extent such event, circumstance, development, change or effect both (1) resulted from (i) the failure of the Company’s related compensation, tax, disclosure, accounting and grant practices to comply with United States generally accepted accounting principles, the Company’s benefits plans under which the Company may grant equity or equity-based compensation awards or applicable law, or (ii) matters concerning selecting, documenting and disclosing, and the accounting for and recording of, stock option grant and measurement dates, stock option expenses, and other items related thereto and (2) is consistent with and is not materially more adverse to the Company and its subsidiaries than the disclosure contained in (I) the Company’s public statements and its filings with and submissions and statements to the SEC related to historical stock-based compensation practices that were provided to Parent prior to the date of the Merger Agreement or (II) the information provided to Parent or its affiliates and representatives prior to the date of the Merger Agreement and identified in the Company’s disclosure schedule to the Merger Agreement, (B) adjustments to the Company’s historical financial statements for the periods and in the amounts disclosed in the Company’s disclosure schedules to the Merger Agreement; (C) to the extent directly resulting from the matters referred to in the immediately foregoing clauses (A) or (B) (and only to such extent): (x) the Company’s pending restatement of its historical audited consolidated financial statements contained in its Annual Reports on Form 10-K for the fiscal years ended December 31, 2005, December 31, 2004, December 31, 2003, December 31, 2002, December 31, 2001 and December 31, 2000 or the Company’s pending restatement of its historical unaudited consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, or (y) the Company’s failure to file in a timely manner its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2006 and March 31, 2007, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

The preliminary financial statements do not contain all of the disclosures that would otherwise be required under United States generally accepted accounting principles. The tax accrual is preliminary and will change. The timing of the general and administrative – legal charges may change. In addition, the amounts in the preliminary financial statements are based on a preliminary close and will change.

None of the Company, Offeror, Parent or their respective affiliates, advisors or representatives can give you any assurance that the final financial statements will not differ from these preliminary financial statements. None of the Company, Offeror, Parent or their respective affiliates or any other person undertakes any obligation to update or otherwise reconcile or revise this information to reflect circumstances after the date this information was generated or to reflect the occurrence of future events that may result in this information being in error.

Preliminary 2006 and First Quarter 2007 Unaudited Financial Information

Statement of Operations*

	2Q06	3Q06	4Q06	Fiscal 2006	Q107
	(Dollars in Millions)
Revenues	$22.6	$19.6	$20.1	$87.8	$19.7

Expenses:
Cost of revenues**	13.1	17.7	15.5	59.2	14.9
Engineering, research and development	1.9	1.5	1.5	6.8	1.6
Sales and marketing	3.3	2.6	2.2	11.3	2.0
General and administrative	3.0	3.4	7.0	16.5	2.5
General and administrative - stock options(1)	—	—	(0.6)	0.7	—
General and administrative - legal charges(2)	1.7	—	0.2	3.1	—
General and administrative - restatement expenses	0.5	1.8	2.4	4.7	3.0
Loss from litigation	(20.8)	—	—	(20.8)	—
Impairment of goodwill	—	4.9	—	4.9	—
Depreciation and amortization	3.6	6.1	3.4	17.3	3.3

Operating expenses	6.3	38.0	31.6	103.7	27.3

Operating income (loss)	16.3	(18.4)	(11.5)	(15.9)	(7.6)
Interest income	1.2	0.6	0.2	2.7	0.6
Other income (loss)	(0.1)	—	0.2	—	4.7

Income (loss) before income taxes	17.4	(17.8)	(11.1)	(13.2)	(2.3)
Provision (benefit) for income taxes	(8.1)	—	—	(8.1)	—

Net income (loss)	$25.5	$(17.8)	$(11.1)	$(5.1)	$(2.3)

Basic Net Income Per Share
Net Income (loss)	$1.43	$(1.00)	$(0.63)	$(0.29)	$(0.13)
Weighted average common shares outstanding	17,867	17,868	17,645	17,789	17,874
Diluted Net Income Per Share
Net Income (loss)	$1.42	$(1.00)	$(0.63)	$(0.29)	$(0.13)
Weighted average common shares outstanding	17,918	17,868	17,645	17,789	17,874

(1)	This is the preliminary charge for compensation expense, payroll taxes, penalties and interest for the restatement of the Company’s historical stock option granting practices and related accounting restatement and is subject to change.
(2)	The timing of the general and administrative – legal charges may change.
*	These statements are preliminary and unaudited and subject to the qualifications set forth above.
**	Exclusive of depreciation and amortization, which is shown separately.

Balance Sheet*

	6/30/06	9/30/06	12/31/06	3/31/07
	(Dollars in Millions)
ASSETS
Cash and short-term investments	$38.7	$22.2	$25.9	$47.2
Restricted cash	42.6	0.3	0.1	0.1
Accounts receivables, net	11.8	14.8	10.8	10.3
Tax refund receivable	9.4	8.3	8.5	8.5
Prepaid expenses and other assets	3.4	11.5	13.8	13.9

Total current assets	105.9	57.1	59.1	80.0

Property and equipment, net	35.5	19.8	17.4	14.6

Asset held for sale	—	12.1	12.1	—
Goodwill and intangible assets	6.1	—	—	—
Other assets	9.5	9.3	0.5	0.4

Total Assets	$157.0	$98.3	$89.1	$95.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued expenses	$9.5	$9.6	$11.5	$9.8
Freedom loss contingency	42.7	—	—	—
Deferred/unearned revenue	3.8	5.1	4.9	16.1
Payroll liability due to stock options	2.9	2.9	2.3	2.3
Accrued pension liability	—	—	1.3	4.5
Contingent payment from litigation	—	0.2	0.4	0.6

Total current liabilities	58.9	17.8	20.4	33.3

Accrued pension liability	5.0	5.3	4.5	—
Contingent payment from litigation	0.8	0.6	0.4	0.2

Total Liabilities	64.7	23.7	25.3	33.5
Total Shareholders’ Equity	92.3	74.6	63.8	61.5

Total Liabilities and Shareholders’ Equity	$157.0	$98.3	$89.1	$95.0

**	These statements are preliminary and unaudited and subject to the qualifications set forth above.

Cash Flow Statement*

	2Q06	3Q06	4Q06	Fiscal 2006	Q107
	(Dollars in Millions)
OPERATING ACTIVITIES
Net income (loss)	$25.5	$(17.8)	$(11.1)	$(5.1)	$(2.3)
Adjustments to reconcile net income to net cash used in operations:
Depreciation and amortization	3.6	6.1	3.4	17.3	3.3
Impairment of long-term assets and goodwill	—	4.9	—	4.9	—
Gain on sale of building	—	—	—	—	(4.7)
Recognized net prior service costs	—	—	1.7	1.7	—
Deferred income taxes	(8.1)	—	—	(8.1)	—
Stock compensation expense	—	—	—	1.3	—
Changes in operating assets and liabilities
Accounts receivable, net	10.8	(3.0)	4.0	4.2	0.5
Prepaid expenses and other assets	0.8	(8.1)	4.9	(3.2)	0.4
Loss from litigation	(20.8)	(42.7)	—	(63.5)	—
Accounts payable and accrued expenses	(0.4)	0.1	1.9	(2.0)	(1.7)
Deferred revenue/unearned revenue	(0.6)	1.3	(0.2)	0.5	11.2
Income taxes receivable/payable	0.9	1.1	(0.2)	—	—
Other	0.6	0.6	—	1.8	(1.3)

Net cash provided by (used in) operations	12.3	(57.5)	4.4	(50.2)	5.4

INVESTING ACTIVITIES
Restricted cash	(0.5)	42.3	0.2	41.5	—
Purchases of long term investments	(1.5)	—	—	(1.5)	—
Repayment of notes receivable	1.5	—	—	1.5	—
Proceeds from the sale of building	—	—	—	—	16.4
Purchase of property and equipment	(1.3)	(1.3)	(0.9)	(4.7)	(0.5)
Net cash used in investing activities	(1.8)	41.0	(0.7)	36.8	15.9

FINANCING ACTIVITIES
Proceeds from employee stock purchase plan	—	—	—	0.2	—

Net cash provided by financing activities	—	—	—	0.2	—
Increase (decrease) in cash and short-term investments	10.5	(16.5)	3.7	(13.2)	21.3
Cash and short-term investments at the beginning of period	28.2	38.7	22.2	39.1	25.9

Cash and short-term investments at the end of period	$38.7	$22.2	$25.9	$25.9	$47.2

**	These statements are preliminary and unaudited and subject to the qualifications set forth above.

Certain Revised Financial Statements

In connection with the due diligence review of the Company by Parent, the Company provided to Parent certain non-public revised financial statements, including (i) revised unaudited consolidated balance sheets and related statements of income of the Company and its consolidated subsidiaries as of and for the fiscal years ended December 31, 2005, 2004, 2003 and 2002 and the fiscal quarter ended March 31, 2006; and (ii) revised unaudited statements of cash flows of the Company and its consolidated subsidiaries for the fiscal years ended December 31, 2005 and 2004. These periods are currently the subject of the Company’s previously disclosed and continuing restatement of its historical financial statements, which is not complete, and final restated financial statements may differ from these revised financial statements. These revised financial statements are set forth below.

The revised financial statements were not prepared with a view toward public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants. The revised financial statements do not comply with United States generally accepted accounting principles. The summary of these revised financial statements is not being included in this Offer to Purchase to influence your decision whether to tender your shares in the Offer, but because these revised financial statements were made available by the Company to Parent.

The revised statements do not include any information or notes required to be included in interim financial statements, and in the case of the quarterly revised statements are subject to normal year-end adjustments. The review of the revised statements by the Company’s independent accounting firm as required by Statement on Auditing Standards No. 100 has not been completed. In addition, information described in Item 303 or Item 305 of SEC Regulation S-K with respect to quarterly periods to the extent such information would otherwise be required to be filed in a Quarterly Report on Form 10-Q has not been included. Furthermore, the revised statements are subject to the effects of the Restatement and Related Matters and are subject to other matters that may arise in the course of the Company’s accounting review. The revised statements have not been audited and are therefore subject to revision, which might be material. There can be no assurance that this information will be consistent with final audited restated information, which may vary materially from the information below.

The revised financial statements do not contain all of the disclosures that would otherwise be required under United States generally accepted accounting principles. The tax accrual is preliminary and will change. The timing of the general and administrative legal charges may change. In addition, the amounts in the revised financial statements are based on a preliminary close and will change.

None of the Company, Offeror, Parent or their respective affiliates, advisors or representatives can give you any assurance that the final restated financial statements will not differ from these revised financial statements. None of the Company, Offeror, Parent or their respective affiliates or any other person undertakes any obligation to update or otherwise reconcile or revise this information to reflect circumstances after the date this information was generated or to reflect the occurrence of future events that may result in this information being in error.

Revised Historical Unaudited Financial Information

Statement of Operations*

	1Q06	2005	2004	2003	2002
	(Dollars in Millions)
Revenues	$25.5	$107.1	$112.3	$105.0	$68.6

Expenses
Cost of revenues**	12.9	43.2	40.7	39.2	30.6
Engineering, research and development	1.9	10.3	8.3	6.1	3.4
Sales and marketing	3.2	10.7	6.1	6.1	4.4
General and administrative	3.1	12.8	10.8	9.5	7.8
General and administrative - stock options(1)	1.3	(0.4)	(0.9)	2.2	2.3
General and administrative - legal charges(2)	1.2	10.3	2.9	4.0	4.3
Loss from litigation	—	64.3	—	—	—
Impairment of goodwill	—	5.4	—	—	—
Depreciation and amortization	4.2	21.3	18.0	16.6	15.2

Operating expenses	27.8	177.9	85.9	83.7	68.0

Operating income (loss)	(2.3)	(70.8)	26.4	21.3	0.6
Interest income	0.7	1.8	1.2	1.2	1.6
Other income (loss)	(0.1)	—	(0.9)	—	—

Income (loss) before income taxes	(1.7)	(69.0)	26.7	22.5	2.2
Provision (benefit) for income taxes	—	(6.5)	10.4	9.9	2.1

Net income (loss) from continuing operations	(1.7)	(62.5)	16.3	12.6	0.1
Income (loss) from discontinued operations	—	—	—	—	0.2

Net Income (loss)	$(1.7)	$(62.5)	$16.3	$12.6	$0.3

Basic Net Income Per Share
Net Income (loss)	$(0.10)	$(3.54)	$0.91	$0.70	$0.02
Weighted average common shares outstanding	17,776	17,663	17,918	17,984	17,134
Diluted Net Income Per Share
Net Income (loss)	$(0.10)	$(3.54)	$0.89	$0.68	$0.02
Weighted average common shares outstanding	17,776	17,663	18,256	18,633	17,637

(1)	This is the preliminary charge for compensation expense, payroll taxes, penalties and interest for the restatement of the Company’s historical stock option granting practices and related accounting restatement and is subject to change.
(2)	The timing of the general and administrative – legal charges may change.
**	These statements are preliminary and unaudited and subject to the qualifications set forth above.
**	Exclusive of depreciation and amortization, which is shown separately

Balance Sheet*

	3/31/06	2005	2004	2003	2002
	(Dollars in Millions)
ASSETS
Cash and short-term investments	$28.2	$39.1	$77.7	$66.5	$55.1
Restricted cash	42.1	41.7	—	—	—
Accounts receivables, net	22.6	15.0	17.4	18.3	15.6
Tax refund receivable	2.2	0.3	—	—	—
Deferred Income Taxes	—	—	0.3	1.3	1.6
Prepaid expenses and other assets	4.2	3.5	3.1	2.7	2.4

Total current assets	99.3	99.6	98.5	88.8	74.7
Property and equipment, net	37.7	40.8	46.8	52.1	39.9

Goodwill and intangible assets	6.3	6.2	7.2	5.1	4.9
Other assets	9.5	9.5	6.9	1.9	0.2

Total Assets	$152.8	$156.1	$159.4	$147.9	$119.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued expenses	$9.9	$13.4	$13.1	$13.8	$13.4
Freedom loss contingency	64.3	64.3	—	—	—
Deferred/unearned revenue	4.4	4.4	3.8	3.8	4.1
Payroll liability due to stock options	2.9	2.9	3.2	4.6	3.3
Income taxes payable	—	—	1.6	0.8	1.9

Total current liabilities	81.5	85.0	21.7	23.0	22.7

Accrued pension liability	4.7	4.5	3.5	0.6	—
Deferred Income taxes	—	—	7.0	7.0	3.5

Total Liabilities	86.2	89.5	32.2	30.6	26.2
Total Shareholders’ Equity	66.6	66.6	127.2	117.3	93.5

Total Liabilities and Shareholders’ Equity	$152.8	$156.1	$159.4	$147.9	$119.7

**	These statements are preliminary and unaudited and subject to the qualifications set forth above.

Cash Flow Statement*

	1Q06	2005	2004
	(Dollars in Millions)
OPERATING ACTIVITIES
Net income (loss) from continuing operations	$(1.7)	$(62.5)	$16.3
Adjustments to reconcile net income to net cash used in operations:
Depreciation and amortization	4.2	21.3	18.0
Impairment of long-term assets and goodwill	—	5.4	—
(Gain)/loss on asset disposal	—	—	0.9
Deferred income taxes	—	(6.7)	1.0
Stock compensation expense & tax benefit from option exercises	1.3	1.6	0.5
Changes in operating assets and liabilities
Accounts receivable, net	(7.6)	2.4	0.9
Prepaid expenses and other assets	(0.8)	(0.4)	(0.4)
Loss from litigation	—	64.3	—
Accounts payable and accrued expenses	(3.6)	0.3	(0.7)
Deferred revenue/unearned revenue	—	0.6	—
Income taxes receivable/payable	(1.8)	(1.9)	0.8
Other	0.6	0.4	(1.3)

Net cash provided by operations	(9.4)	24.8	36.0

INVESTING ACTIVITIES
Acquisition of business, net of cash acquired		(6.6)	(1.4)
Restricted cash	(0.5)	(41.7)	—
Payment of earnout of acquired business	—	(0.9)	—
Purchases of long term investments	—	(1.5)	(2.2)
Investments in notes receivable	—	(0.5)	(1.0)
Proceeds from the sale of PPE	—	0.4	—
Purchase of property and equipment	(1.2)	(13.1)	(13.3)

Net cash used in investing activities	(1.7)	(63.9)	(17.9)

FINANCING ACTIVITIES
Proceeds from employee stock purchase plan and stock options	0.2	0.5	1.3
Repurchase of common stock	—	—	(8.2)

Net cash provided by (used in) financing activities	0.2	0.5	(6.9)

Net cash provided by (used in) continuing operations	(10.9)	(38.6)	11.2
Net cash used in discontinuing operations	—	—	(0.3)

Increase (decrease) in cash and short-term investments	(10.9)	(38.6)	10.9
Cash and short-term investments at the beginning of period	39.1	77.7	66.5

Cash and short-term investments at the end of period	$28.2	$39.1	$77.7

**	These statements are preliminary and unaudited and subject to the qualifications set forth above.

Certain Projections. The Company does not as a matter of course make public projections as to future performance, earnings or other results beyond the current fiscal year, and is especially wary of making projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, in connection with the due diligence review of the Company by Parent, the Company provided to Parent non-public internal financial forecasts regarding its anticipated future operations for the 2008, 2009 and 2010 fiscal years. A summary of these internal financial forecasts is set forth below.

The internal financial forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or United States generally accepted accounting principles. In addition, the projections were not prepared with the assistance of or reviewed, compiled or examined by independent accountants. The financial projections do not comply with United States generally accepted accounting principles. The summary of these internal financial forecasts is not being included in this Offer to Purchase to influence your decision whether to tender your Shares in the Offer, but because these internal financial forecasts were made available by the Company to Parent.

These internal financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the Company’s management. Important factors that may affect actual results and result in the forecast results not being achieved include, but are not limited to, the failure to develop competitive products; factors affecting pricing; fluctuations in demand; the failure to retain key management and technical personnel of the Company; adverse reactions to the Offer by customers, suppliers and strategic partners and other risks described in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2005. In addition, the internal financial forecasts may be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable period. These assumptions upon which the financial forecasts were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. The internal financial forecasts also reflect assumptions as to certain business decisions that are subject to change. A summary of these internal financial forecasts is set forth below.

Accordingly, there can be no assurance that the projections will be realized, and actual results may vary materially from those shown. The inclusion of these internal financial forecasts in this Offer to Purchase should not be regarded as an indication that any of the Company, Offeror, Parent or their respective affiliates, advisors or representatives considered or consider the internal financial forecasts to be predictive of actual future events, and the internal financial forecasts should not be relied upon as such. None of the Company, Offeror, Parent or their respective affiliates, advisors, officers, directors, partners, members or representatives can give you any assurance that actual results will not differ from these internal financial forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile the internal financial forecasts to reflect circumstances existing after the date such internal financial forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. Neither Offeror, Parent nor any of their respective affiliates, nor to the knowledge of the Offeror and Parent, the Company, intends to make publicly available any update or other revisions to these internal financial forecasts. Neither the Company, Offeror, Parent nor any of their respective affiliates, advisors, officers, directors, partners, members or representatives has made or makes any representation to any shareholder or other person regarding the ultimate performance of the Company compared to the information contained in these internal financial forecasts or that forecasted results will be achieved. The Company has made no representation to Offeror, Parent or any of their respective affiliates, in the Merger Agreement or otherwise, concerning these internal financial forecasts.

Initial Company Management Projections

The Initial Company Management Projections set forth below assume approximately $5.7 million, $13.4 million and $14.7 million of revenue and associated costs in 2008, 2009 and 2010, respectively, relating to the Company’s services contract with Amp’d Mobile, Inc. (“Amp’d”). Subsequent to the Company providing these projections to Parent, Amp’d filed on June 1, 2006 a petition for relief under the United States bankruptcy laws, and, accordingly, the Company has determined that a substantial portion of this revenue may not be realized.

The Revised Company Management Projections set forth below were provided to Parent after Amp’d’s bankruptcy filing and assume that a substantial portion of the revenues due to the Company under its contract with Amp’d will not be realized. These revised projections set forth below were provided prior to the motion Amp’d filed with the U.S. Bankruptcy Court on July 20, 2007 seeking authority to sell substantially all of its assets pursuant to Section 363 of the Bankruptcy Code, and have not been updated to reflect the impact of this development or any other developments relating to the Company’s business. In addition, these revised projections assume that a significant portion of the Company’s revenue will be recognized from new customers, and from a new product that has not yet been completed, has not generated any revenues to date, and for which future revenues are substantially uncertain. These revised projections also assume cost savings that the Company may not be able to successfully implement.

Initial Company Management Projections – Pre Amp’d Mobile Bankruptcy Filing*

	2008	2009	2010
	(Dollars in Thousands)
Revenue	$55,288	$51,938	$59,933

Cost of revenue	15,338	16,696	18,032

Gross margin	39,950	35,242	41,901
	72.3%	67.9%	69.9%

Operating expenses	29,550	29,922	32,048

EBITDA	$10,400	$5,320	$9,853

*	These statements are subject to the qualifications discussed above.

Revised Company Management Projections – Post Amp’d Mobile Initial Bankruptcy Filing*

	2008	2009	2010
	(Dollars in Thousands)
Revenue	$39,400	$49,800	$56,500

Cost of revenue	10,900	13,080	15,696

Gross margin	28,500	36,720	40,804
	72.3%	73.7%	72.2%

Operating expenses	22,050	26,460	30,429

EBITDA	$6,450	$10,260	$10,375

*	These revised projections are subject to the qualifications discussed above and do not include the effects on the Company of any developments in the Amp’d Mobile bankruptcy occurring after June 1, 2007, including the scheduled sale of substantially all of Amp’d Mobile’s assets in a bankruptcy proceeding.

Late Filings and Potential Delisting from Nasdaq.

As described in the Company’s public announcements and filings with the SEC, the Company received a Nasdaq Staff Determination letter on August 17, 2006 stating that the Company was not in compliance with Nasdaq Marketplace Rule 4310(c)(14) because it did not timely file with the SEC its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. In connection with the August 17, 2006 Staff Determination notice, the Company requested and received a hearing before a Nasdaq hearing panel, which occurred on September 27, 2006. At the hearing, the Company requested continued listing and proposed a plan for the Company’s compliance with the Nasdaq listing requirements. The Company also received a Nasdaq Additional Staff Determination letter on November 16, 2006 stating that the Company was not in compliance with Nasdaq Marketplace Rule 4310(c)(14) because it had not timely filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 and that this served as an additional basis for delisting the Company’s securities from Nasdaq. On January 8, 2007, the Panel issued a decision requiring the Company to file all required restatements and delinquent periodic reports by February 13, 2007.

On February 7, 2007, the Nasdaq Listing and Hearing Review Council stayed the earlier decision by the Panel to suspend trading of the Company’s securities pending further action by the Listing Council. On April 4, 2007 and May 17, 2007, the Company received Additional Staff Determination letters from Nasdaq stating that the Company was not in compliance with Nasdaq Marketplace Rule 4310(c)(14) because it had not timely filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 or its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, and that each served as an additional basis for delisting the Company’s securities from Nasdaq.

On June 25, 2007, the Company announced that the Nasdaq Board of Directors (the “Nasdaq Board”) had called for review the decision of the Listing Counsel granted May 25, 2007, and had granted a stay of the delisting of the Company’s securities pending further review by the Nasdaq Board in July 2007.

On July 18, 2007, the Company received a determination letter from the Nasdaq Board remanding this matter to the Nasdaq staff with instructions that the Company be provided until September 17, 2007 to regain compliance with the filing requirements of Nasdaq Marketplace Rule 4310(c)(14), during which time the Company’s securities will remain listed on the Nasdaq Global Market. In the event that the Company has not regained compliance by September 10, 2007, Nasdaq staff has been instructed to provide an update to the Nasdaq Board on whether the Nasdaq staff continues to believe it is appropriate for the Company to remain listed. The Company will receive a copy of this update and have an opportunity to respond to the Nasdaq Board.

9. Certain Information Concerning Offeror and its Affiliates.

Offeror is a Massachusetts corporation incorporated on July 3, 2007, with its registered office at 155 Federal Street, Suite 700, Boston, MA 02110. The telephone number of its registered offices is (617) 757-6404. To date, Offeror has engaged in no activities other than those incident to its formation and the commencement of the Offer. Offeror is a wholly-owned subsidiary of Parent.

Parent is a company incorporated in India under the provisions of the Companies Act, 1956, with principal executive offices at 6-3-1192/2/1, Kundanbagh, Begumpet, Hyderabad 500016, India. The telephone number of Parent’s principal executive offices is +91 40 23412266. Parent is a transnational intellectual property-driven, product-based technology company that focuses its expertise on the telecom sector. Parent provides telecom services throughout the globe under its XIUS brand name. Listed on the Bombay Stock Exchange in India, Parent has strong product engineering and product development capacities with CMM Level 5 certification and has operations in the U.S., UK, Singapore, Malaysia, Germany, and in Hyderabad and Chennai in India.

Offeror was formed by Parent solely for purposes of entering into a transaction with, and acquiring control of, the Company and consummating the Offer and the other transactions contemplated by the Merger Agreement.

The name, business address and telephone number, citizenship, present principal occupation and five-year employment history of each of the directors, executive officers and control persons of the Offeror (including Parent) are set forth in Schedule I hereto. Neither the Offeror, Parent, nor, to the best of their knowledge, any of the persons listed in Schedule I hereto has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). Neither the Offeror, Parent, nor, to the best of their knowledge, any of the persons listed in Schedule I hereto has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Except as set forth elsewhere in this Offer to Purchase (including Schedule I hereto), (i) neither Offeror, Parent, nor, to the knowledge of Offeror and Parent, any of the persons listed in Schedule I hereto, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company, and (ii) neither Offeror, Parent, nor, to the knowledge of Offeror or Parent, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries, has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days. Except as set forth elsewhere in this Offer to Purchase (including Schedule I hereto), (i) neither Offeror, Parent, nor, to the knowledge of Offeror, any of the persons listed on Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company and (ii) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between Offeror or Parent any of their affiliates or, to the knowledge of Offeror or Parent, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its executive officers, directors and/or affiliates, on the other hand.

Except as set forth elsewhere in this Offer to Purchase, during the two years prior to the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Offeror, Parent or any their affiliates or, to the knowledge of Offeror or Parent, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

10. Source and Amount of Funds.

Offeror expects that approximately $70,200,000 will be required to consummate the Offer and the Merger and to pay related fees and expenses. Offeror anticipates funding the purchase price for the Offer and related fees and expenses with (i) funds borrowed under a credit facility fully committed to by ICICI Bank pursuant to a Debt Commitment Letter dated July 9, 2007 (the “Debt Commitment Letter”), (ii) certain excess cash on the balance sheet of Parent and other sources of capital presently available to Parent and (iii) certain excess cash on the balance sheet of the Company (collectively, the “Financing”). As the Financing is fully committed, Offeror does not anticipate the need to seek alternate or additional sources of funding in connection with the Offer and the Merger. In the event that a Short-Form Merger Merger (as described in “Section 12—Purpose of the Offer; The Merger; Plans for the Company – Short-Form Merger”) is unavailable, Parent would arrange for alternate mezzanine or bridge funding of Parent to consummate the Offer and Merger.

The Debt Commitment Letter provides for a $25,000,000 term loan facility (the “Credit Facility”). Funding under the Credit Facility is conditioned upon the satisfaction of certain conditions customary in similar transactions, including the following:

•

Offeror accepting for payment pursuant to the Offer that number of Shares which, together with any Shares acquired that, when considered together with all other Shares beneficially owned by Parent and its affiliates and all newly issued Shares, if any, available for purchase from the Company by Offeror under an irrevocable Top-Up Option pursuant to the Merger Agreement, would constitute at least 90% of the aggregate number of Shares outstanding at the time of the expiration of the Offer (as determined on a fully-diluted basis) (See “Section 13. The Transaction Documents — The Merger Agreement — Top-Up Option” for a description of the “Top-Up Option” and the “Top-Up Option Shares”);

•	the Merger having become effective without any waiver or amendment of any conditions to the Offer not consented to by the Lenders;

•	a secured, irrevocable and unconditional guarantee by the Parent with respect to the obligations of Offeror (as described below);

•	opinion with respect to the solvency of the Company after giving effect to Offer, the Merger, the transactions contemplated by the Merger Agreement, and the Financing; and

•	an $8,000,000 contribution by Parent to the Company for the purpose of partially financing the Offer.

Parent plans to fund the $8,000,000 contribution to the Company from available cash and cash equivalents on hand and other sources of capital presently available to Parent.

In connection with the Financing, Parent is required to provide an irrevocable and unconditional guarantee with respect to the obligations of Offeror. The guarantee would be secured by a first-priority perfected security interest in (i) 100% of the outstanding shares of Offeror and (ii) all other present and future property and assets, whether tangible or intangible, of Parent. The Credit Facility is expected to be documented in definitive loan documents among Offeror or another subsidiary of Parent, as borrower, Parent, as guarantor, the Facility Agent and the other banks and financial institutions to become parties thereto as lenders (each, a “Lender” and collectively, the “Lenders.”)

The Credit Facility is expected to be funded initially on the date that the Merger becomes effective. The proceeds of loans made under the Credit Facility are expected to be used solely to finance the Merger and to pay fees and expenses occurred in connection with the Transaction. The Credit Facility is scheduled to mature on the fifth anniversary of the date that the Merger becomes effective. All amounts owing under the Credit Facility (including all obligations under the guaranty by Parent of all amounts owing under the Credit Facility) are expected to be secured by a first-priority perfected security interest in (i) 100% of the outstanding shares of Offeror and (ii) all other present and future property and assets, whether tangible or intangible, of Parent. Loans under the Credit Facility are expected to bear interest at a variable rate based upon either the prime rate or LIBOR, at the borrower’s option, plus a specified margin in each case. The interest rates under the Credit Facility are expected to be recalculated periodically based on changes in the prime rate or LIBOR, if applicable.

The Financing documents are expected to contain various customary covenants, including covenants with respect to mandatory prepayments of loans, restrictive covenants with respect to incurring additional indebtedness or guarantees, creating liens or other encumbrances, and certain financial covenants relating to minimum financial ratios.

Parent intends to cause the Company to repay the loans under the Credit Facility with funds generated by the Company and its subsidiaries’ operations and existing capital and assets.

The Offer is not conditioned upon Offeror obtaining financing.

The foregoing is a summary of certain provisions of the Debt Commitment Letter. This summary does not purport to be complete and is qualified in its entirety by reference to the Debt Commitment Letter, which is filed as an exhibit to the Tender Offer Statement on Schedule TO that Offeror has filed with the SEC (together with all amendments and supplements thereto, the “Schedule TO”). The Debt Commitment Letter may be examined and copies may be obtained in the manner set forth in “Section 8. Certain Information Concerning the Company.”

11. Background of Offer; Past Contacts or Negotiations with the Company.

The information set forth below regarding the Company was provided by the Company and none of Parent, the Offeror nor any of its affiliates takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Parent or its affiliates or representatives did not participate.

Background of the Transaction.

Parent has from time to time investigated a number of potential opportunities to make acquisitions of companies in the telecommunications technology industry with a view towards expanding the technological and geographical reach of Parent. In late 2005, Parent had entered into a confidentiality agreement with the Company relating to discussions about a possible business relationship between the Company and a division of Parent, but those discussions did not result in any such relationship. In March 2007, a former employee of the Company and the Vice President of Parent discussed the Company and its business in general at a conference in Orlando, Florida. The former employee contacted senior executives of the Company to suggest that they meet with representatives of Parent to discuss a possible strategic transaction. On April 19, 2007, the Chief Executive Officer of Parent was introduced to and met with several senior executives of the Company, including Joseph Mullaney, the Acting CEO and CFO of the Company, and the parties engaged in preliminary discussions regarding a possible business combination. The Company requested that Parent deliver to it a non-binding range of expected values it would be willing to pay for the Company as a condition to conducting further discussions with Parent and providing Parent access to the Company to conduct a full due diligence review. During the course of these discussions, Parent indicated that its willingness to incur the cost and expenses to conduct a full due diligence review was conditioned upon the Company providing a reasonable period of exclusivity to the Parent.

On May 1, 2007, Parent and the Company entered into a letter agreement which, among other things, provided a 45-day period of exclusivity. The letter agreement also included Parent’s non-binding indication of interest to acquire the Company in a tender offer transaction at a price of $3.80 to $4.10 per share in cash.

From May 8, 2007 through May 10, 2007, representatives from the Parent and its financial advisor, Friedman, Billings, Ramsey & Co., Inc., met with members of the Company’s management to perform preliminary business and financial due diligence on the Company. Legal and accounting due diligence on the Company commenced in early May 2007.

On June 1, Amp’d Mobile, a significant customer of the Company, filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. On June 13, 2007, a representative of Parent orally indicated to representatives of the Company that based on Parent’s due diligence review, including an assessment of the impact of the bankruptcy filing by Amp’d Mobile, Parent no longer was willing to pursue a transaction within the previous range of $3.80 to $4.10 per share, but rather only at a reduced value. Parent also orally stated to the Company that its proposed revised valuation was $3.40 per share. Based on subsequent discussions between Parent and the Company, Parent revised its proposed valuation upwards to $3.60 per share.

On June 18, 2007, Parent’s legal counsel provided an initial draft of the Merger Agreement to the Company and its legal counsel. Parent delivered a letter to the Company on June 21, 2007 confirming its non-binding proposal to acquire the Company in a tender offer transaction at a reduced price of $3.60 per share in cash. The parties also agreed to extend the exclusivity period to July 9, 2007. Parent’s legal counsel circulated an initial draft of the tender and support agreement to the Company and its legal counsel on June 30, 2007, and the Company’s legal counsel provided an initial draft of the disclosure schedules to Parent and its representatives on July 3, 2007. From June 18, 2007 through the signing of the Merger Agreement early in the morning on July 11, 2007, Parent and the Company and their respective representatives negotiated the terms and provisions of the Merger Agreement and related documents and exchanged revised drafts.

On July 6, 2007, the parties agreed to extend the exclusivity period to July 12, 2007. On the morning of July 9, 2007, Parent received a final debt commitment letter from ICICI. Later that day, the

Company’s board of directors convened a special meeting to consider the proposed transaction. Parent was subsequently advised that, at the meeting, the Company’s board of directors raised questions with respect to Parent and its financing arrangements. In response, Parent sent the Company confirmatory background information on Parent and ICICI Bank, together with a summary of the financing arrangements for the transaction. On July 10, 2007, the Company’s board of directors convened another special meeting to consider the transaction. Parent was advised that, at the meeting, the Company’s board of directors voted unanimously to approve the Offer, the Merger and the transactions contemplated by the Merger Agreement. Late in the evening (Eastern Daylight Time) on July 10, 2007, Megasoft’s board of directors met and voted unanimously to approve the Offer, the Merger and the transactions contemplated by the Merger Agreement.

Early in the morning (Eastern Daylight Time) on July 11, 2007, the parties reached agreement on the final terms of the Merger Agreement and related documents, executed the Merger Agreement, and issued a press release announcing the transaction.

On July 20, 2007, Amp’d Mobile filed a motion with the Bankruptcy Court seeking authority to sell substantially all of its assets pursuant to Section 363 of the U.S. Bankruptcy Code.

On July 30, 2007, Offeror commenced the Offer and the Company filed its Schedule 14D-9.

12. Purpose of the Offer; The Merger; Plans for the Company.

Purpose. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer is for Parent, through Offeror, to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Parent, through Offeror, to acquire all Shares not purchased pursuant to the Offer. If the Offer is successful, Parent and Offeror intend to consummate the Merger as promptly as practicable. Pursuant to the Merger, Parent will acquire all of the capital stock of the Company not purchased pursuant to the Offer, the Top-Up Option or otherwise. Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of Parent. In the event that a sufficient number of Shares are tendered in the Offer to entitle us to purchase Shares pursuant to the Top-Up Option, Offeror will acquire Shares pursuant to the Top-Up Option. Parent and its affiliates also reserve the right to dispose of any or all Shares acquired by them. Following completion of the Offer, Offeror or any of its affiliates reserves the right to acquire additional Shares through privately negotiated transactions, open market purchases or otherwise. The prices paid for Shares in these transactions may be more or less than the price per Share paid in the Offer or to be paid in connection with the Merger and the form of consideration paid may differ from the all cash consideration to be paid in the Offer or in connection with the Merger.

Shareholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering shareholders also will no longer have an equity interest in the Company or any right to participate in its earnings and future growth. On the other hand, after selling their Shares in the Offer or the subsequent Merger, shareholders of the Company will not bear the risk of any decrease in the value of the Company.

Approval. Under the MBCA, the approval of the Company’s board of directors and, if a Short-Form Merger is not available, the affirmative vote of the holders of a majority of the outstanding Shares, is required to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger. The Company’s board of directors has unanimously adopted the Merger Agreement and the transactions contemplated thereby and, unless the Merger is consummated pursuant to the short-form merger provisions under the MBCA described below, the only remaining required corporate action of the Company is the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. If shareholder approval for the Merger is required, Parent intends to cause the Company’s board of directors to set the record date for a shareholder meeting to consider approving the Merger for a date immediately after the consummation of the Offer. Accordingly, if the Offer closes, we believe Offeror will have sufficient voting power to cause the approval of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other shareholders.

Shareholder Meetings. In the Merger Agreement, the Company has agreed, if a shareholder vote is required, to convene a meeting of its shareholders following consummation of the Offer for the purpose of considering and voting on the Merger. The Company, acting through its board of directors, has further agreed that if a shareholders meeting is convened, the Company’s board of directors will recommend that the shareholders of the Company vote to approve the Merger Agreement and the Merger. At any such meeting, all of the Shares then owned by Parent and Offeror, and all Shares for which the Company has received proxies to vote, will be voted in favor of the Merger.

Board Representation. Assuming Offeror purchases a majority of the Shares pursuant to the Offer, Parent is entitled to exercise its rights under the Merger Agreement to obtain pro rata representation on, and control of, the Company’s board of directors. See “Section 13. The Transaction Documents — The Merger Agreement — Directors.” Parent currently intends to designate a majority of the directors of the Company following consummation of the Offer. It is currently anticipated that Parent will designate G.V. Kumar, V. Balasubramanian and Michael Powell to serve as directors of the Company following consummation of the Offer. Offeror expects that such representation would permit Offeror to exert substantial influence over the Company’s conduct of its business and operations.

Short-form Merger. Under the MBCA, if a corporation owns at least 90% of the outstanding shares of each class and series of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself or itself into such subsidiary, without any action or vote on the part of the board of directors or shareholders of such other corporation (a “Short-Form Merger”). If Offeror acquires, pursuant to the Offer, at least 90% of the outstanding Shares, including Shares acquired in any subsequent offering period and through any exercise of the Top-Up Option, Offeror will be able to approve and effect the Merger without prior notice to or a vote of the Company’s shareholders. In such event, Parent and Offeror anticipate that they will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without prior notice to or a vote of the Company’s shareholders.

Rule 13e-3. The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which Offeror seeks to acquire the remaining Shares not held by it. Offeror believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the Expiration Date at the same per Share price as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the SEC and disclosed to shareholders prior to consummation of the transaction.

Plans for the Company. Except as otherwise provided herein, it is expected that following the Merger, the business and operations of the Company will be continued substantially as they are conducted currently. Parent will continue to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel during the pendency of the Offer. After the consummation of the Offer and the Merger, Parent will take such actions as it deems appropriate in light of the circumstances which then exist.

Except as disclosed in this Offer to Purchase, neither Offeror nor Parent has any present plans or proposals that would result in an extraordinary corporate transaction involving the Company or any of its subsidiaries, such as a merger, reorganization, liquidation or sale or transfer of a material amount of assets, or any material changes in the Company’s capitalization, corporate structure, business or composition of its management or board of directors.

13. The Transaction Documents.

Merger Agreement

The Merger Agreement. The following is a summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and a copy of which is filed as an exhibit to the Schedule TO. The Merger Agreement may be examined and copies may be obtained in the manner set forth in “Section 8. Certain Information Concerning the Company.”

The description of the Merger Agreement has been included to provide you with information regarding its terms. The Merger Agreement contains representations and warranties made by and to the Company, Offeror and Parent as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract among the parties and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of that contract. The representations and warranties should not be relied upon as statements of factual information.

The Offer. The Merger Agreement provides that the Offer will be conducted on the terms and subject to the conditions described in “Section 1. The Tender Offer — Terms of the Offer” and “Section 15. Certain Conditions to Offeror’s Obligations.”

Recommendation. The Company has represented to us in the Merger Agreement that the Company’s board of directors unanimously (a) determined that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable to the shareholders of the Company and fair to and in the best interests of the Company and its shareholders, (b) adopted the Merger Agreement and approved the transactions contemplated thereby, including the Offer and the Merger, and (c) recommends that the shareholders of the Company accept the Offer and tender their Shares to Offeror under the Merger Agreement and, if required to consummate the Merger under the Massachusetts Business Corporation Act, approve the Merger Agreement and the Merger. (the “Recommendation”).

The Company has agreed to file with the SEC a Schedule 14D-9 that will comply in all material respects with the provisions of all applicable federal securities laws. Additionally, the Company will use its commercially reasonable efforts to mail the Schedule 14D-9 to the shareholders of the Company along with this Offer to Purchase (and in any event will cause the Schedule 14D-9 to be mailed to the Company’s shareholders as promptly as practicable).

Directors. The Merger Agreement provides that, after Offeror has accepted for payment at least a majority of the Shares, Parent has the right to designate a number of individuals to serve on the Company’s board of directors that is equal to the product of the total number of directors on the Company’s board of directors multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or any affiliate of Parent bears to the number of Shares outstanding. In the event that Parent’s designees are appointed or elected to the board of directors, until the Effective Time (as defined below) the Company’s board of directors will have at least two directors who are directors as of the date of the Merger Agreement who are neither officers of the Company nor designees, stockholders, affiliates or associates of Parent or Offeror and the approval of a majority of which will be required to, among other things, amend or terminate the Merger Agreement on behalf of the Company.

Top-Up Option. Subject to certain terms and conditions set forth in the Merger Agreement, the Company has granted Offeror an irrevocable option (the “Top-Up Option”) to purchase up to that number of Shares equal to the lowest number of Shares that, when added to the number of Shares owned directly or indirectly by Parent or Offeror at the time of exercise of the Top-Up Option, constitutes at least 90% of the number of Shares (calculated on a fully-diluted basis) that will be outstanding immediately after the exercise of the Top-Up Option (the “Top-Up Option Shares”), provided that the Top-Up Option will not be exercisable for a number of Shares in excess of the Company’s then-authorized but unissued Shares. Offeror is required to exercise the Top-Up Option so long as the exercise of the Top-Up Option would, after the issuance of Shares thereunder, be sufficient to allow Parent to effect a Short-Form Merger. The purchase price for the Top-Up Option Shares will be equal to the Offer Price, which price will be payable in cash in an amount equal to the aggregate par value of the purchased Top-Up Option Shares and by the issuance of a full recourse promissory note with a principal amount equal to the remainder of the exercise price. The Top-Up Option is intended to expedite the timing of the completion of the Merger by permitting the Merger to occur pursuant to Massachusetts’ short-form merger statute at a time when the approval of the Merger at a meeting of the Company’s shareholders would be assured because of Offeror’s ownership of a majority of the Shares following completion of the Offer.

Effective Time; Structure; Effects. The effective time of the Merger (the “Effective Time”) will occur at the time that the Company files a certificate of Merger with the Secretary of the Commonwealth of the Commonwealth of Massachusetts on the closing date of the Merger (or such later time as Offeror and the Company may agree and specify). The closing date of the Merger will occur on the second business day after satisfaction or waiver of all of the conditions to the Merger (other than those conditions that are to be satisfied by actions taken at the closing) set forth in the Merger Agreement (or such other date as Offeror and the Company may agree), as described below in “Conditions to the Merger.” If, as of or immediately following the date Offeror accepts Shares for payment in the Offer (the “Acceptance Date”) or the expiration of any subsequent offering period, a Short-Form Merger is available, then the closing date will, subject to the satisfaction or waiver of the conditions to the Merger, occur as promptly as practicable following the Acceptance Date or the expiration of the subsequent offering period or closing. If, at any time following the Acceptance Date, Parent, or any direct or indirect subsidiary of Parent owns at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, the parties will take all necessary and appropriate action to cause a Short-Form Merger to become effective as soon as practicable after the satisfaction of such threshold, without a meeting of shareholders of the Company.

At the Effective Time, Offeror will merge with and into the Company with the Company surviving the Merger as a wholly-owned subsidiary of Parent (the “Surviving Corporation”). Following the Merger, current shareholders of the Company will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company.

Treatment of Stock and Options. As of July 11, 2007, there were approximately 2,299,123 Shares subject to stock options granted under the Company’s equity incentive plans. Under the terms of the Merger Agreement, each outstanding stock option that remains outstanding immediately prior to the Effective Time, whether or not the option is vested or exercisable, will be canceled, and the holder of such stock option will receive a cash payment, without interest and less applicable withholding taxes, equal to the product of:

•	the number of shares of common stock subject to the option as of the Effective Time, multiplied by

•	the excess, if any, of the Offer Price over the exercise price per share of common stock subject to such option.

Representations and Warranties. The Merger Agreement contains representations and warranties made by the Company to Offeror and Parent, and representations and warranties made by Offeror and Parent to the Company, and may be subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the Merger Agreement. In particular, the representations that the Company made are qualified by confidential disclosure schedules that the Company delivered to Offeror and Parent immediately prior to the execution of the Merger Agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to public disclosures to shareholders, or may have been used for the purpose of allocating risk among the parties rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information. The Company’s representations and warranties relate to, among other things:

•	the Company’s and its subsidiaries’ proper organization, valid existence, good standing and qualification to do business;

•	the Company’s capitalization, including in particular the number of shares of Company common stock, preferred stock, stock options and other equity-based interests;

•	the existence, jurisdiction, ownership and capitalization of each Company subsidiary;

•	the Company’s ownership or equity or similar interests in any persons, where such ownership constitutes less than fifty percent of the equity or similar interests of such persons;

•	the Company’s corporate power and authority to execute, deliver, perform its obligations under, and complete the transactions contemplated by the Merger Agreement;

•	the enforceability of the Merger Agreement as against the Company;

•	the required consents, authorizations and approvals of governmental entities in connection with entering into the Merger Agreement and completing the transactions contemplated by the Merger Agreement;

•

the absence of conflicts with or violations or breaches of the Company’s and its subsidiaries’ governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and commencing or completing the Merger, the Offer or the other transactions contemplated by the Merger Agreement;

•

the timeliness and compliance with requirements of the Company’s SEC filings since December 31, 2002 and prior to July 11, 2007, including the accuracy and compliance with requirements of the financial statements contained therein;

•	the compliance with the applicable listing and corporate governance standards, rules and regulations of Nasdaq;

•	the consolidated financial position of the Company and its subsidiaries, including certain preliminary financial statements;

•	the sufficiency and effectiveness of the Company’s internal controls and procedures;

•	the absence of undisclosed liabilities;

•	permits and compliance with applicable legal requirements;

•	matters relating to employee benefit plans;

•	the absence of certain changes or events since March 31, 2006;

•	legal proceedings and governmental orders;

•

accuracy and compliance with applicable securities laws of the information supplied by the Company for inclusion in filings made with the SEC in connection with the Merger, the Offer and the transactions contemplated by the Merger Agreement;

•	tax matters;

•	intellectual property;

•	real property;

•	insurance;

•

the Company’s obligation to render inapplicable to the Merger Agreement and the transactions contemplated thereby any takeover law or restrictive provision of any applicable anti-takeover provision in the Company’s organization documents;

•	the receipt by the Company’s board of directors of an opinion from Mirus Securities, which is attached as an exhibit to the Company’s Schedule 14D-9 filing;

•	the possible required vote of the Company’s shareholders in connection with the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger;

•	material customer contracts and performance of obligations thereunder;

•	absence of undisclosed brokers’ fees;

•	environmental matters;

•	major customers;

•	absence of interested-party transactions and undisclosed interests of the Company’s officers and directors and persons beneficially owning 5% or more of Shares; and

•	absence of waiver of any rights under confidentiality, standstill, nonsolicitation or similar agreements.

Many of the Company’s representations and warranties are qualified by a “Company Material Adverse Effect” standard. For the purposes of the Merger Agreement, “Company Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects (a) is, or would reasonably be expected to be, materially adverse to the business, properties, assets (tangible or intangible), liabilities, condition (financial or otherwise), prospects, or results of operations of the Company and its subsidiaries, taken as a whole, or (b) materially delays or prevents, or would reasonably be expected to materially delay or prevent, the commencement or consummation of the Offer or the Merger.

A Company Material Adverse Effect will not include (i) any event, circumstance, development, change or effect resulting from the Restatement and Related Matters (as defined in “Section 8. Certain Information Concerning the Company”), (ii) any effects on the Company’s business or prospects relating to the filing by Amp’d Mobile Inc. of a petition for relief under Chapter 11 of the U.S. Bankruptcy Code or (iii) any event, circumstance, development, change or effect resulting from any of the following:

•	the announcement of the Merger Agreement or the pendency or consummation of the Offer or the Merger;

•

changes in the United States economy or the securities, credit or financial markets in general or changes affecting the industries in which the Company and its subsidiaries conduct their business, so long as such changes do not disproportionately affect the Company or its subsidiaries relative to other participants in their industry;

•	any change in United States generally accepted accounting principles or the interpretation thereof after the date of the Merger Agreement;

•	any acts of terrorism or war;

•	a decline in the price or trading value of the Company’s common stock on Nasdaq, in and of itself; or

•	any failure of the Company to meet internal or published projections, forecasts or revenue or earning predictions for any period, in and of itself.

The Merger Agreement also contains various representations and warranties made by Parent and Offeror that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	Parent and Offeror’s proper organization, valid existence, good standing and qualification to do business;

•	Parent and Offeror’s corporate power and authority to execute, deliver, perform its obligations under, and complete the transactions contemplated by the Merger Agreement;

•	the enforceability of the Merger Agreement as against Parent and Offeror;

•	the required consents, authorizations and approvals of governmental entities in connection with entering into the Merger Agreement and completing the transactions contemplated by the Merger Agreement;

•

the absence of conflicts with or violations or breaches of Parent’s or Offeror’s governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and commencing or completing the Merger, the Offer or the other transactions contemplated by the Merger Agreement;

•	legal proceedings and governmental orders;

•

accuracy and compliance with applicable securities laws of the information supplied by Parent and Offeror for inclusion in filings made with the SEC in connection with the Merger, the Offer and the transactions contemplated by the Merger Agreement;

•	validity of debt financing commitments and sufficiency of the commitments for the satisfaction of Parent and Offeror’s obligations under the Merger Agreement;

•	capitalization of Offeror; and

•	absence of a requirement for a vote of Parent’s stockholders to consummate the transactions contemplated by the Merger Agreement.

The representations and warranties of each of the parties to the Merger Agreement will expire upon the earlier of the Acceptance Date and the Effective Time.

Conduct of Business Pending the Merger. Under the Merger Agreement, the Company has agreed that, subject to certain exceptions, from the date of the Merger Agreement until the date on which a majority of the Company’s directors are designees of Parent or Offeror or the date, if any, on which the Merger Agreement is earlier terminated in accordance with its terms:

•	the business of the Company and its subsidiaries will be conducted in the ordinary course of business consistent with past practice; and

•

the Company and its subsidiaries will use their respective reasonable best efforts to preserve intact their business organizations and maintain existing relationships and goodwill with governmental entities, customers, suppliers, employees and business associates.

The Company has also agreed that subject to certain specified exceptions, from the date of the Merger Agreement until the date on which a majority of the Company’s directors are designees of Parent or Offeror, the Company will not, and will not permit any its subsidiaries to (without the prior written consent of Parent):

•	authorize or pay any dividend or distribution on any outstanding shares of capital stock;

•	merge or consolidate with any other person, except for any such transactions among wholly-owned subsidiaries of the Company, or restructure, reorganize or liquidate;

•

split, combine, or reclassify its capital stock or issue or authorize or propose to issue any other securities in respect of, in lieu of or in substitution for its capital stock, except for any such transaction by a wholly-owned subsidiary of the Company which remains a wholly-owned subsidiary after consummation of such transaction;

•

acquire assets outside of the ordinary course of business from any other person with a value or purchase price in the aggregate in excess of $100,000 in any transaction or series of related transactions, other than acquisitions pursuant to certain contracts in effect as of the date of the Merger Agreement;

•

increase the compensation or other benefits payable or provided to any employees, consultants, present or former directors or officers of the Company or any of its subsidiaries; enter into any new employment, change of control, severance or retention agreement with any employee of the Company or any of its subsidiaries; establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any present or former directors, officers or employees or any of their beneficiaries; grant any equity or equity-based awards; accelerate the vesting or payment of any compensation payable or benefits to become payable or provided to any employees, consultants, present or former directors or officers of the Company or any of its subsidiaries; or terminate or materially amend any existing, or adopt any new, Company benefit plan;

•

make any loans, advances or capital contributions to or investments in officers, directors, employees, agents or consultants or any other person (other than the Company or any direct or indirect wholly-owned subsidiary) in excess of $100,000 in the aggregate;

•

materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, or revalue any of its material assets, except as required by GAAP, SEC rule or policy, applicable law or as a result of or arising from the Restatement and Related Matters;

•	settle any claim, action or proceeding before a governmental entity for an amount in excess of $100,000, individually, or $200,000 in the aggregate;

•	amend or waive any provision of its articles of organization or bylaws or similar applicable charter documents;

•	issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize or propose the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of its capital stock or other ownership interests in the Company or any of its subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable stock option under any existing Company stock plans, other than certain permitted issuances of shares and acquisition of shares in satisfaction of withholding obligations or in payment of the exercise price;

•	purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

•

waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any Company stock plans or authorize cash payments in exchange for any options granted under any Company stock plans;

•

incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money, except for indebtedness for borrowed money among the Company and its wholly-owned subsidiaries or among the Company’s wholly-owned subsidiaries, guarantees by the Company of indebtedness for borrowed money of subsidiaries of the Company and indebtedness for borrowed money not to exceed $200,000 in aggregate principal;

•

make or authorize capital expenditures having an aggregate value in excess of 110% of the Company’s budgeted capital expenditure amount, provided that nothing in the Merger Agreement shall prohibit any capital expenditure required pursuant to contracts in effect prior to the execution of the Merger Agreement;

•

sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber or otherwise dispose of any material portion of its material properties or assets (other than any intellectual property of the Company), including the capital stock of subsidiaries, except pursuant to certain existing contracts in effect prior to the execution of the Merger Agreement;

•

sell, transfer, lease, license, mortgage, encumber or otherwise dispose of any intellectual property of the Company to any person, except pursuant to certain existing contracts in effect prior to the execution of this Agreement or pursuant to Contracts in respect of nonexclusive licenses of intellectual property of the Company with customers entered into in the ordinary course of business on terms and conditions consistent with past practice;

•	enter into any contract that would have been a material contract under the Merger Agreement had it been entered into prior to the execution of the Merger Agreement;

•	modify, amend, terminate, release, assign or waive any material rights under any material contract under the Merger Agreement;

•	enter into any collective bargaining agreement or other labor agreement;

•	cancel or fail to renew, without reasonable substitutes, any material insurance policy naming the Company or any of its subsidiaries as a beneficiary or loss payee;

•

take any action to render inapplicable, or to exempt any third party from, any standstill arrangements or the provisions of any anti-takeover laws or the Rights Agreement, dated as of September 6, 2005, between the Company and Computershare Trust Company, N.A.;

•	change its cash management policies, including accelerating the collection of accounts receivable or deferring the payment of accounts payable;

•	except as required by law, make any change (or file any change) in any method of tax accounting for a material amount of taxes, other than consistent with past practice;

•

make, change or rescind any material tax election, settle or compromise any material tax liability, file any amended tax return involving a material amount of additional taxes (except as required by applicable law), enter into any closing agreement relating to a material amount of taxes, or waive or extend the statute of limitations in respect of taxes (other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business), other than, in each case, consistent with past practice;

•	agree, or permit any of its subsidiaries to agree, in writing or otherwise, to take any of the foregoing actions.

Shareholders Meeting. If the Company is required to submit the Merger Agreement to a vote of the shareholders of the Company, the Company must, as promptly as reasonably practicable following the mailing of the proxy statement in connection with adoption of the Merger Agreement, call and hold a meeting of the Company’s shareholders for the purpose of obtaining the vote of the Company’s shareholders. The Company is required to use its reasonable best efforts to solicit shareholder proxies in favor of the adoption of the Merger Agreement. Nevertheless, if a Short-Form Merger may be effected pursuant to Section 11.05 of the MBCA, Parent, Offeror and the Company will take all necessary and appropriate action to cause the Merger to become effective without a meeting of the shareholders of the Company.

No Solicitation of Transactions. The Company has agreed that it and its representatives will immediately cease and cause to be terminated any existing discussions with any person that relate to an Alternative Proposal (as defined below), and to promptly request in writing the return or destruction of any confidential information provided to any other person (other than Parent or Offeror) in accordance with the terms of the applicable confidentiality agreement entered into with such person. In addition, the Company has agreed that neither it nor any of its subsidiaries nor any of its or their respective affiliates or Representatives will, directly or indirectly:

•

solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer, or the making, submission or announcement of, any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to any Alternative Proposal; or

•

participate in any negotiations or engage in any discussions relating to an Alternative Proposal with, or furnish any non-public information relating to an Alternative Proposal to, any person that has made or, to the knowledge of the Company is considering making an Alternative Proposal.

“Alternative Proposal” means any proposal or offer (other than the Offer and Merger) made by any person for:

•	a merger, reorganization, share exchange, consolidation, business combination, tender offer, recapitalization, dissolution, liquidation or similar transaction involving the Company;

•	the acquisition by any person of 20% or more of the consolidated assets of the Company and its subsidiaries, taken as a whole (including equity securities of the Company’s subsidiaries); or

•

the issuance, sale or other disposition or acquisition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities, or options, rights or warrants to purchase or securities convertible into or exchangeable for such securities, representing 20% or more of the total voting power of the Company.

The parties agreed that if, prior to the Acceptance Date, (a) the Company receives an unsolicited bona fide Alternative Proposal from a third party which the Company’s board of directors determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, constitutes or could reasonably be expected to result in a Superior Proposal (as defined below), and (b) the Company’s board of directors determines, in good faith after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable law, then, the Company may:

•	furnish non-public information to the person making such Alternative Proposal; and

•	engage in discussions or negotiations with such person and its representatives with respect to such Alternative Proposal;

provided that (i) the Company receives from this third party an executed confidentiality agreement having terms no less favorable to the Company than the provisions of the Confidentiality Agreement (as defined below), (ii) the Company as promptly as practicable (and in any event within one day) makes available to Parent any nonpublic information provided to such person that was not previously provided to Parent and (iii) the Company is not then in material breach of the Company’s non-solicitation obligations under the Merger Agreement in connection with such Alternative Proposal.

The Company has further agreed:

•

to promptly (and in any event not later than one business day following) notify Parent orally and in writing of its receipt of any Alternative Proposal (or its becoming aware that any of the Company’s representatives has received a written Alternative Proposal) or any inquiries or discussions relating to an Alternative Proposal by indicating, in connection with such notice, the material terms and conditions thereof and the identity of the person making the Alternative Proposal;

•	to keep Parent reasonably informed on a prompt basis (and in any event within one business day) of any material change to the terms of any such Alternative Proposal; and

•	to promptly provide Parent a copy of all written materials provided by or on behalf of any third party in connection with an Alternative Proposal.

The Company has also agreed that subject to the exceptions provided below, neither the Company’s board of directors nor any committee thereof will:

•

withdraw, qualify, modify, change or amend in any manner adverse to the Offer, the Merger or the other transactions contemplated by the Merger Agreement or to Parent or Offeror (including pursuant to the Company’s Schedule 14D-9 or any amendment thereto), the Company’s board of directors’ recommendation that the shareholders of the Company accept the Offer and tender their shares to Offeror and, if required to consummate the merger under Massachusetts law, to approve the Merger, or the adoption and approval by the Company’s board of directors of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger;

•	approve, endorse, recommend or adopt any Alternative Proposal or publicly propose to do so;

•

if a tender offer or exchange offer that, if successful, would result in any person or “group” (as defined in Section 13(d) of the Exchange Act) becoming a beneficial owner of 10% or more of the outstanding Shares is commenced (other than by Parent or Offeror), fail to recommend that the Company’s shareholders not tender their shares in such tender or exchange offer within 2 business days following such commencement;

•

permit the Company or any of its Subsidiaries to enter into any agreement (other than a permitted confidentiality agreement), including any letter of intent or agreement in principle or other agreement or understanding providing for or relating to an Alternative Proposal; or

•	resolve or propose to take any action described above.

Each of the foregoing actions is referred to as a “Change of Recommendation.”

If, prior to the Acceptance Time (and subject to the Company’s compliance with the non-solicitation obligations under the Merger Agreement):

•

the board of directors has not received a Superior Proposal but determines in good faith, following consultation with outside legal counsel, that failure to make a Change of Recommendation would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable law, then the board of directors may make a Change of Recommendation after providing Parent with at least 24 hours notice of such determination and a reasonably detailed description of the reasons for such determination, but the Company may not terminate the Merger Agreement unless (i) the Company is in compliance with the non-solicitation obligations under the Merger Agreement, and (ii) the Company has paid Parent a termination fee of $1,970,000 and Parent expenses up to $1,250,000 prior to or concurrently with such termination.

•

in response to a Superior Proposal (as defined below) that did not result from breach of the Company’s non-solicitation obligations under the Merger Agreement, the Company may make a Change of Recommendation, terminate the Merger Agreement and enter into an acquisition agreement providing for an Alternative Proposal or a Superior Proposal (an “Acquisition Agreement”) with such third party, but if and only if:

•

the Company has provided written notice to Parent that the Company’s board of directors has received a Superior Proposal (a “Notice of Superior Proposal”) which describes in reasonable detail the material terms and conditions of such Superior Proposal (and including with the Notice of Superior Proposal any documentation relating to the Superior Proposal), identifies the person making such Superior Proposal, and states that the Company’s board of directors intends to withdraw or modify its recommendation of the Merger Agreement or the Merger or recommend a Superior Proposal;

•

Parent, or an affiliate of Parent, does not, within five business days of Parent’s receipt of the Notice of Superior Proposal (or three business days in the event of each subsequent material revision to such Superior Proposal) make an offer that the Company’s board of directors determines in good faith, after consultation with its outside financial advisor and outside legal counsel, to be no less favorable to the Company’s shareholders than the Superior Proposal the parties have agreed that any amendment to the financial terms or any other material terms of the Superior Proposal will require a new Notice of Superior Proposal to be delivered to Parent by the Company and a new notice period, and will otherwise require the Company to comply with all obligations under the non-solicitation provisions of the Merger Agreement during the new notice period that apply to the Company during any initial notice period); and

•

(i) the Company is in compliance with the non-solicitation obligations under the Merger Agreement; (ii) the Company has paid Parent a termination fee of $1,970,000 and Parent expenses up to $1,250,000 prior to or concurrently with such termination; and (iii) the Company’s board of directors has approved, and the Company has entered into, a definitive agreement providing for the implementation of the Superior Proposal.

The Merger Agreement does not prohibit the Company or its board of directors from (i) disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or (ii) issuing a statement to the shareholders of the Company that satisfies the definition of a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act. However, the parties have agreed that any such statement will be deemed to be a

Change of Recommendation unless the Board of Directors expressly reaffirms its recommendation of the Offer, the Merger and this Agreement in such statement within two business days thereafter or such statement states that the board of directors’ recommendation of the Offer, the Merger and this Agreement remains in effect.

“Superior Proposal” means any unsolicited Alternative Proposal made by a person other than Parent or Offeror:

•

involving more than 50% of the assets (by book value or contribution to revenue) of the Company and its Subsidiaries, taken as a whole, or more than 50% of the total voting power of the equity securities of the Company; and

•

which the Company’s board of directors determines in good faith, after consultation with the Company’s outside financial advisor and outside legal counsel, and considering any changes to the terms of the Merger Agreement proposed by Parent in response to such Superior Proposal and considering all legal, financial, regulatory, timing and other aspects of the proposal and the person making the proposal, (i) is more favorable to the Company and its shareholders than the Offer and the Merger, taken as a whole, and (ii) if applicable, is reasonably capable of being financed and completed by the person making such Alternative Proposal.

Employee Benefits. After the Effective Time, Offeror and Parent have agreed to maintain until December 31, 2008 certain core benefits for employees and former employees of the Company and its subsidiaries which in the aggregate provide benefits that are substantially similar as those provided by the Company benefit plans as of the date of the Merger Agreement. For all purposes under the employee benefit plans of Parent and its subsidiaries providing benefits to employees of the Company after the Effective Time (the “New Plans”), each employee will be credited with his or her years of service with the Company and its subsidiaries under the New Plans to the same extent that he or she was entitled to credit for service under the Company’s corresponding benefit plans immediately prior to the Effective Time. Each employee will be immediately eligible to participate in the New Plans that replace comparable benefit plans of the Company under which the employee would have been eligible. In addition, for the New Plans, pre-existing condition exclusions and similar requirements will be waived to the extent they were waived under the comparable benefit plans of the Company, and eligible expenses incurred by an employee during the portion of the plan year prior to the completion of the Merger will be credited for deductible, coinsurance and maximum out-of-pocket expenses for that plan year under the New Plans.

Indemnification and Insurance. Offeror and Parent have agreed that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the present or former directors, officers or employees of the Company or its subsidiaries as provided in their respective articles of organization or bylaws or other organization documents or in any agreement will survive the Merger and continue in full force and effect. Except as required by applicable laws, for a period of six years from the earlier of the Acceptance Date and the Effective Time, Parent and the surviving corporation of the Merger will maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its subsidiaries’ articles of organization and bylaws or similar organization documents as in effect immediately prior to the earlier of the Acceptance Date and the Effective Time or in any indemnification agreements of the Company or its subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the earlier of the Acceptance Date and the Effective Time, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the earlier of the Acceptance Date and the Effective Time were present or former directors, officers or employees of the Company or any of its subsidiaries. Effective immediately prior to the Acceptance Date, Parent will deposit $250,000 into an escrow account to be available only to the directors and officers of the Company on the date of this Agreement if and only if the surviving corporation of the Merger improperly fails to satisfy the foregoing obligations.

Parent has further agreed that for a period of six years from and after the Acceptance Date, Parent will either cause to be maintained in effect the Company’s existing policies or will cause to be acquired and maintained alternative policies of directors’ and officers’ liability insurance and fiduciary liability insurance with respect to matters arising on or before the Acceptance Time (including the transactions contemplated by the Merger Agreement) covering each person covered as of the Acceptance Time by the Company’s policies (the “Indemnified Parties”) on terms, conditions, retentions and limits of liability no less favorable than those of the Company’s current directors’ and officers’ insurance policy, provided that neither Parent nor any of its affiliates will be required to pay annual premiums in excess of 150% for such insurance, but in that case will be obligated to obtain as much coverage as reasonably practical for that amount. In lieu of maintaining the Company’s current directors’ and officers’ insurance policies or acquiring alternative policies, the Company may, and at Parent’s request the Company will, purchase prior to the Acceptance Time, and, after the Acceptance Time, Parent may cause the Company or the surviving corporation of the Merger to purchase, a six-year prepaid “tail” policy on terms, conditions, retentions and limits of liability no less favorable to the Indemnified Parties than the Company’s current policy with respect to matters arising on or before the earlier of the Acceptance Time and the Effective Time (including the transactions contemplated by the Merger Agreement), provided that in no event will the amount paid by Parent or the Company for the prepaid “tail” policy exceed $900,000, but in that case the Company or Parent may obtain as much coverage as reasonably practical for that amount. If the Company obtains a prepaid “tail” policy, Parent will cause the Company or the surviving corporation of the Merger to maintain the “tail” policy in full force and effect, for its full term.

If the surviving corporation of the Merger or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then in either such case, proper provision will be made so that the successors and assigns of the surviving corporation of the Merger, assume the foregoing obligations.

Agreement to Take Further Action and to Use All Reasonable Best Efforts. Each of the parties to the Merger Agreement has agreed to use their respective reasonable best efforts to do all things necessary, proper or advisable under applicable laws to consummate the Offer and to consummate and make effective the Merger, including obtaining necessary regulatory approvals or clearances from governmental agencies, obtaining necessary consents or waivers from third parties (although the Company is not required to pay any fee, penalty or other consideration in connection with obtaining such consents or waivers), to satisfy the conditions to the Offer and the Merger, to defend any lawsuit challenging the Merger or the Merger Agreement, and to execute and deliver any additional documents necessary to complete the Merger.

The parties have agreed to use their respective reasonable best efforts to cooperate and consult with each other in making any filings and notifications to any governmental entity, and have agreed to supply any governmental entity with requested information as promptly as practicable and to take, or cause to be taken all other actions proper or advisable to consummate and make effective the Merger and related transactions.

Financing Commitments; Company Cooperation. Parent and Offeror have agreed to use their reasonable best efforts to arrange the debt financing, as contemplated by the Debt Commitment Letter, on the terms and conditions described in the Debt Commitment Letter with ICICI Bank delivered in connection with the signing of the Merger Agreement. If the debt financing becomes unavailable on the terms and conditions described in the Debt Commitment Letter, Parent has agreed to use its reasonable best efforts to arrange to obtain alternative financing on terms no less favorable and in an amount sufficient to consummate the transactions contemplated by the Merger Agreement as promptly as practicable.

The Company has agreed to use, and will cause each of its subsidiaries to use, its reasonable best efforts to cooperate with Offeror and Parent in obtaining the debt financing, including:

•	participating in a reasonable number of meetings, including due diligence sessions, meetings with rating agencies and syndication and road-show meetings), in connection with the debt financing;

•	providing to Parent and Offeror certain financial information relating to the debt financing;

•

obtaining customary accountants’ comfort letters and consent letters (to the extent available), legal opinions, officer’s certificates (including a customary solvency certificate of the Chief Financial Officer of the Company) and other customary documentation and items contemplated by the Debt Commitment Letter;

•	assisting in the preparation of offering documents and materials for rating agency presentations;

•	cooperating with the marketing efforts for any of the debt financing; and

•	taking all corporate actions reasonably requested by Parent in connection with the consummation of the financing prior to the Acceptance Date.

Other Covenants and Agreements. The Merger Agreement contains additional agreements among the Company, Offeror and Parent relating to, among other things:

•

providing Company financial statements for fiscal year 2007, and certain other Company financial statements for fiscal year 2006 and the Company’s late SEC reports to Parent as promptly as practicable when they become available;

•	subject to certain limitations, providing Parent access to the Company’s properties, contracts, commitments, books and records;

•	public announcements relating to the transaction; and

•	actions necessary to exempt the transactions contemplated by the Merger Agreement from the effect of any takeover laws.

Conditions to the Merger. The respective obligations of the parties to effect the Merger are subject to the satisfaction (or waiver by Parent and the Company, if permitted by applicable law) of the following mutual conditions:

•	unless the Merger is consummated pursuant to a Short-Form Merger, the requisite approval of the Company’s shareholders has been obtained;

•	Offeror has accepted for purchase the Shares validly tendered pursuant to the Offer and not withdrawn, and any subsequent offering period under the Offer has expired;

•

no governmental entity has entered, enforced, instituted or issued any legally binding judgment, order, temporary restraining order, injunction, ruling, proceeding, action, suit, charge or decree which makes illegal, prevents, restrains or prohibits the consummation of the Merger;

•

no governmental entity has enacted, enforced, promulgated or issued any law, or deemed and such law applicable to, (1) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (2) any transaction contemplated by the Merger Agreement, which is reasonably likely to result in any of the consequences referred to in the condition in the third bullet point above; and

•

any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or been earlier terminated, any necessary clearance from the Reserve Bank of India has been received and, if a filing has been made under Section 721 of Title VII of the United States Defense Production Act of 1950, as amended (the “Exon-Florio Amendment”), any review or investigation under the Exon-Florio

Amendment has been terminated and the President of the United States or the Committee on Foreign Investment in the United States has determined to take no action authorized thereunder.

Conditions to the Offer. The conditions to the Offer are described in “Section 15. Certain Conditions to Offeror’s Obligations.”

Termination. The Merger Agreement may be terminated, and the Offer and the Merger may be abandoned at any time if:

•	Parent and the Company mutually agree in writing prior to the Effective Time;

•

prior to the purchase of Shares pursuant to the Offer, the Acceptance Time has not occurred on or before November 8, 2007, and the party seeking to terminate has not breached in any material respect its obligations under the Merger Agreement in a manner that has caused the failure of the Acceptance Time to occur on or before November 8, 2007;

•

prior to the Acceptance Time, any governmental entity of competent jurisdiction has enacted, issued or entered any law, order, final and nonappealable injunction or similar legal restraint that prohibits, prevents or makes illegal the acceptance for payment of or for Shares or the consummation of the Offer or the Merger.

The Merger Agreement may be terminated by Parent, and the Offer and the Merger may be abandoned at any time prior to the Acceptance Time if:

•

the Company breaches or fails to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) has resulted or would reasonably be expected to result in a failure of the conditions to the Offer relating to (A) the expiration or termination of any applicable waiting period under the HSR Act, the receipt of any necessary clearance from the Reserve Bank of India and the absence of any review, investigation or governmental determination to take action authorized under the Exon-Florio Amendment, (B) the absence of any Company Material Adverse Effect, (C) the accuracy of representations and warranties of the Company, (D) compliance by the Company with the covenants required by the Merger Agreement, (E) the Minimum Cash Condition; or (F) the Company’s delivery of an officers’ certificate confirming satisfaction of the Offer conditions described in clauses (B), (C), (D) and (E) above and an updated consolidated balance sheet of the Company and its subsidiaries; and (ii) cannot be cured by November 8, 2007 or has not been cured within 20 days after the day that Parent gives the Company written notice (please see “Section 15. Certain Conditions to Offeror’s Obligations” for a more detailed description of the conditions to the Offer);

•	The Company’s board of directors makes a Change of Recommendation; or

•

following the Expiration Date if (i) the Minimum Condition is not satisfied as of the Expiration Date, and the Offer conditions relating to (A) the absence of any legally binding judgment, order, temporary restraining order, temporary or permanent injunction, ruling, proceeding, action, suit, charge or decree having been entered, enforced, instituted or issued by any governmental entity which makes illegal, prevents, restrains or prohibits the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent, Offeror or any other affiliate of Parent in the Offer, or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, (B) the absence of any law (including a judgment, injunction, decree or order) having been enacted, enforced, promulgated or issued by any governmental entity, or deemed by any governmental entity to be applicable to Parent, the Company or any subsidiary or affiliate of Parent or the Company or to any transaction contemplated by the Merger Agreement, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clause (A) above, (C) the expiration or termination of any applicable waiting period under the HSR Act, the receipt of any necessary clearance from the Reserve Bank of India and the absence of any review, investigation or governmental determination to take action authorized under the Exon-Florio Amendment and

(D) certain consents and approvals having been obtained have each been satisfied, and (iii) neither Parent nor Offeror has breached in any material respect its obligations under the Merger Agreement.

The Merger Agreement may be terminated by the Company, and the Offer or the Merger may be abandoned at any time prior to the Acceptance Time:

•

if Parent or Offeror breach or fail to perform any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would materially delay or prevent the commencement or consummation of the Offer or the Merger, or result in a failure of the Offer condition relating to the expiration or termination of any applicable waiting period under the HSR Act, the receipt of any necessary clearance from the Reserve Bank of India and the absence of any review, investigation or governmental determination to take action authorized under the Exon-Florio Amendment, and (ii) cannot be cured by November 8, 2007 or has not been cured within 20 days after the day the Company gives Parent written notice;

•

the Board of Directors makes a Change of Recommendation in compliance with the Merger Agreement, provided that (i) the Company has complied with its non-solicitation obligations under the Merger Agreement, (ii) the Company has paid Parent the termination fee (as described below) and Parent expenses prior to or concurrently with such termination and (iii) in the event of a termination in connection with the Company’s receipt of a Superior Proposal, the Company has entered into, a definitive agreement providing for the implementation of the Superior Proposal (as described in “Section 13 – The Merger Agreement - No Solicitation of Transactions”); or

•	if Offeror has failed to accept for payment and pay for Shares validly tendered and not withdrawn in the Offer.

Termination Fee Payable by the Company. The Company must pay to Parent a termination fee of $1,970,000, if:

•	Parent terminates the Merger Agreement because, prior to the Expiration Date, the Company’s board of directors makes a Change of Recommendation.

•

(i) Parent terminates the Merger Agreement because the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements in the Merger Agreement, which breach or failure to perform (A) has resulted or would reasonably be expected to result in a failure of the conditions to the Offer relating to (1) the expiration or termination of any applicable waiting period under the HSR Act, the receipt of any necessary clearance from the Reserve Bank of India and the absence of any review, investigation or governmental determination to take action authorized under the Exon-Florio Amendment, (2) the absence of any Company Material Adverse Effect, (3) the accuracy of representations and warranties of the Company, (4) compliance by the Company with the covenants required by the Merger Agreement, (5) the Minimum Cash Condition; or (6) the Company’s delivery of an officers’ certificate confirming satisfaction of the conditions to the Offer described in clauses (2), (3), (4) and (5) above and an updated consolidated balance sheet of the Company and its subsidiaries; and (B) cannot be cured by November 8, 2007 or has not been cured within 20 days after the day that Parent gives the Company written notice (provided that no termination fee will be payable by the Company if it was then entitled to send a termination notice to Parent based on a breach of Parent’s or Offeror’s representations, warranties, covenants and agreements); (ii) following July 11, 2007 but prior to the termination of the Merger Agreement, an Alternative Proposal (relating to 50% or more of the Company’s assets or voting power) has been publicly proposed and not publicly and unconditionally withdrawn at least three business days prior to (A) the date of the relevant breach or failure to perform, in the event of a termination of the merger agreement based on such breach or failure to perform, or (B) the date on which Parent terminates the merger agreement, in the event of a termination based upon the passage of November 8, 2007; and (iii) within twelve months following the termination of the Merger Agreement, the Company enters into a definitive agreement with respect to an Alternative Proposal (relating to 50% or more of the Company’s assets or voting power) or consummates an Alternative Proposal (relating to 50% or more of the Company’s assets or voting power);

•

the Company terminates the Merger Agreement in connection with a Change of Recommendation in compliance with the Merger Agreement (and, in the event of a termination in connection with the Company’s receipt of a Superior Proposal, the Company’s entry into a definitive agreement providing for the implementation of the Superior Proposal).

Termination Fee Payable by Parent. Parent has agreed to pay the Company a termination fee of $1,970,000 if:

•

the Company terminates the Merger Agreement prior to the Acceptance Time because Parent of Offer breaches or fails to perform any of its respective representations, warranties, covenants or other agreements in the Merger Agreement, which breach or failure to perform (i) would materially delay or prevent the commencement or the consummation of the Offer or the Merger by Parent or Offeror, or would result in a failure of the Offer condition relating to the expiration or termination of any applicable waiting period under the HSR Act, the receipt of any necessary clearance from the Reserve Bank of India and the absence of any review, investigation or governmental determination to take action authorized under the Exon-Florio Amendment, and (ii) cannot be cured by November 8, 2007 or has not been cured within 20 days after the day the Company gives Parent written notice; (provided that no termination fee will be payable by Parent if it was then entitled to send a termination notice to the Company based on a breach of the Company’s representations, warranties, covenants and agreements);

•

the Company terminates the Merger Agreement based on the failure by Offeror to accept for payment and pay for Shares validly tendered and not withdrawn in the Offer at any Expiration Date in accordance with the Merger Agreement; or

•

the Company (so long as the Company is permitted under the Merger Agreement to terminate the Merger Agreement at that time) or Parent terminates the Merger Agreement because the Acceptance Time has not occurred on or before November 8, 2007 and at the time of that termination, all conditions to the Offer (except for the Offer conditions relating to delivery of an officers’ certificate confirming satisfaction of certain conditions of the Offer and an updated consolidated balance sheet of the Company and its subsidiaries) have been satisfied.

The Company has agreed that its right to receive the termination fee described in the preceding paragraph under the Merger Agreement is the sole and exclusive remedy of the Company against Parent or Offeror or any of their respective equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees in connection with the Merger Agreement and the transactions contemplated thereby.

Reimbursement of Offeror’s Fees and Expenses. The Company must reimburse Parent for all of its and Offeror’s reasonable and documented out-of-pocket expenses incurred on their behalf in connection with or related to the Merger Agreement and all other matters related to the Merger, including their financing, subject to a maximum of $1,250,000, in the aggregate, in the event that the Merger Agreement is terminated:

•

by Parent or the Company prior to the Acceptance Time because any governmental entity of competent jurisdiction has enacted, issued or entered any law, order, final and nonappealable injunction or similar legal restraint that prohibits, prevents or makes illegal the acceptance for payment of or for Shares or the consummation of the Offer or the Merger;

•

by Parent because the Company breaches or fails to perform any representations, warranties, covenants or other agreements in the Merger Agreement, which breach or failure to perform (A) has resulted or would reasonably be expected to result in a failure of the conditions to the Offer relating to (1) the expiration or termination of any applicable waiting period under the

HSR Act, the receipt of any necessary clearance from the Reserve Bank of India and no review, investigation or governmental determination to take action authorized under the Exon-Florio Amendment, (2) the absence of any Company Material Adverse Effect, (3) the accuracy of representations and warranties of the Company, (4) compliance by the Company with the covenants required by the Merger Agreement, (5) the Minimum Cash Condition, or (6) the Company’s delivery of an officers’ certificate confirming satisfaction of the conditions to the Offer described in clauses (2), (3), (4) and (5) above and an updated consolidated balance sheet of the Company and its subsidiaries; and (B) cannot be cured by November 8, 2007 or has not been cured within 20 days after the day Parent gives the Company written notice (provided that no termination fee will be payable by the Company if it was then entitled to send a termination notice to Parent based on a breach or failure of Parent’s or Offeror’s representations, warranties, covenants and agreements); (ii) following July 11, 2007 but prior to the termination of the Merger Agreement, an Alternative Proposal (relating to 50% or more of the Company’s assets or voting power) has been publicly proposed and not publicly and unconditionally withdrawn at least three business days prior to (A) the date of the relevant breach or failure to perform, in the event of a termination of the Merger Agreement based on such breach or failure to perform, or (B) the date on which Parent terminates the Merger Agreement, in the event of a termination based upon the passage of November 8, 2007; and (iii) within twelve months following the termination of the Merger Agreement, the Company enters into a definitive agreement with respect to an Alternative Proposal (relating to 50% or more of the Company’s assets or voting power) or consummates an Alternative Proposal (relating to 50% or more of the Company’s assets or voting power);

•	by Parent in connection with a Change of Recommendation; or

•

by Parent following the Expiration Date because (i) the Minimum Condition is not satisfied as of the Expiration Date, and the Offer conditions relating to (A) the absence of any legally binding judgment, order, temporary restraining order, temporary or permanent injunction, ruling, proceeding, action, suit, charge or decree having been entered, enforced, instituted or issued by any governmental entity which makes illegal, prevents, restrains or prohibits the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent, Offeror or any other affiliate of Parent in the Offer, or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, (B) the absence of any law (including a judgment, injunction, decree or order having been enacted, enforced, promulgated or issued by any governmental entity, or deemed by any governmental entity to be applicable to Parent, the Company or any subsidiary or affiliate of Parent or the Company or to any transaction contemplated by the Merger Agreement, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clause (A) above, (C) the expiration or termination of any applicable waiting period under the HSR Act, the receipt of any necessary clearance from the Reserve Bank of India and the absence of any review, investigation or governmental determination to take action authorized under the Exon-Florio Amendment and (D) certain consents and approvals having been obtained, have each been satisfied, and (iii) neither Parent nor Offeror has breached in any material respect its obligations under the Merger Agreement.

Amendment and Waiver. The Merger Agreement may be amended by a written agreement signed by the Company, Offeror and Parent at any time prior to the Effective Time. No amendment that requires further approval of the Company’s shareholders will be made without obtaining that approval.

Tender and Stockholder Support Agreement.

In connection with the Merger Agreement, certain shareholders of the Company entered into a Tender and Stockholder Support Agreement, dated as of July 11, 2007, with Parent and Offeror, which we refer to as the “Stockholder Support Agreement.” The following summary of certain provisions of the Stockholder Support Agreement is qualified in its entirety by reference to the Stockholder Support Agreement itself, which is incorporated herein by reference. We have filed a copy of the Stockholder Support Agreement as an exhibit to the Schedule TO. Shareholders and other interested parties should read the Stockholder Support Agreement in its entirety for a more complete description of the provisions summarized below.

Each of Paul J. Tobin, Chairman of the Company’s board of directors, Joseph P. Mullaney, the Company’s Chief Financial Officer and Acting Chief Executive Officer, and Ersin Galioglu, the Company’s Chief Operating Officer (collectively, the “Supporting Shareholders”), is a party to the Stockholder Support Agreement and has agreed to tender, or cause to be tendered in the Offer any Shares such Supporting Shareholder holds or acquires after the commencement of the Offer, free and clear of all liens or other encumbrances, promptly following the commencement of the Offer, and in any event no later than the third business day prior to the initial expiration date of the Offer. Each of the Supporting Shareholders has also agreed not to withdraw his Shares once tendered, or cause his Shares to be withdrawn, from the Offer at any time. If the Offer is terminated or withdrawn by Offeror, or the Merger Agreement is terminated prior to the completion of the Offer, Parent and Offeror are required to promptly return, and will cause the Depositary to return, all tendered Shares to the registered holders of the Shares tendered in the Offer. If the Merger is completed, each of the Supporting Shareholders has agreed to waive and not to exercise any appraisal rights nor to dissent from the Merger.

Each Supporting Shareholder has agreed to vote all Shares beneficially owned or controlled by such Supporting Shareholder, in connection with any meeting of the Company’s shareholders or any action by written consent in lieu of a meeting of shareholders:

•

in favor of the Merger or any other transaction pursuant to which Parent proposes to acquire the Company, whether by tender offer, merger, or otherwise, in which the Company’s shareholders would receive consideration per Share equal to or greater than the consideration to be received by such shareholders in the Offer and the Merger; and/or

•

against any action or agreement which would impede, interfere with or prevent the Merger, including, any other extraordinary corporate transaction such as a merger, acquisition, sale, consolidation, reorganization or liquidation involving the Company and a third party, or any other proposal of a third party to acquire the Company or all or substantially all of the Company’s assets.

During the term of the Stockholder Support Agreement, except as otherwise provided therein, none of the Supporting Shareholders will:

•

transfer, assign, sell, gift-over, pledge or otherwise dispose (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of, or consent to any of the foregoing, any or all of such Supporting Shareholder’s Shares or any right or interest therein,

•	enter into any contract, option or other agreement, arrangement or understanding with respect to any such transfer;

•	grant any proxy, power-of-attorney or other authorization or consent with respect to any of such Supporting Shareholder’s Shares;

•	deposit any of such Supporting Shareholder’s Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of such Shares; or

•

take any other action that would in any way restrict, limit or interfere with the performance of such Supporting Shareholder’s obligations under the Stockholder Support Agreement or the transactions contemplated thereby.

except (i) with Parent’s or Offeror’s consent, or (ii) to any of its partners, provided that as a condition to any such transfer, the transferee agrees that the Shares will remain subject to the terms of the Support Agreement;

Additionally, each Supporting Shareholder has agreed to notify Parent and Offeror immediately if such Supporting Shareholder receives any proposals or a request is made of such Supporting Shareholder for any information or to enter or continue into negotiations or discussions with such Supporting Shareholder in connection with any Acquisition Proposal. Such notice shall include the name of the third party making such information request or Acquisition Proposal and the material terms and conditions of such Acquisition Proposal or information request. Pursuant to the Stockholder Support Agreement, each Supporting Shareholder agrees to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any third parties with respect to any Acquisition Proposal and to keep Parent and Offeror fully informed of the status and terms of any Acquisition Proposal.

During the term of the Stockholder Support Agreement, each Supporting Shareholder agrees not to:

•	initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal;

•	enter into any agreement with respect to any Acquisition Proposal, or

•

in the event of an unsolicited Acquisition Proposal, engage in negotiations or discussions with, or provide any information or data to, any third party (other than Parent or any of its affiliates or representatives) relating to any Acquisition Proposal.

Notwithstanding the non-solicitation provisions described above, the Stockholder Support Agreement does not limit the rights of any Supporting Shareholder (or any director, officer or employee of a Supporting Shareholder (or affiliate of such Supporting Shareholder)) who is an officer or director of the Company from, acting solely in his or her capacity as an officer or director, fulfilling the obligations of such office or performing any obligations required by fiduciary duties.

The Stockholder Support Agreement, and all rights and obligations of Parent, Offeror and the Supporting Shareholders will terminate on the earlier of: (i) the date the Merger Agreement is terminated in accordance with the terms of the Merger Agreement; and (ii) the Effective Time.

Exclusivity Agreement

On May 1, 2007, Parent and the Company entered into a letter agreement (the “Exclusivity Agreement’) which, among other things, provided for a period of exclusivity as a condition to Parent’s willingness to undertake the expense of detailed due diligence and the negotiation of a transaction. The Exclusivity Agreement was subsequently amended on June 21, 2007 and July 6, 2007 to extend the exclusivity period to July 9, 2007 and July 12, 2007, respectively. The Exclusivity Agreement was superseded by the Merger Agreement.

The foregoing is a summary of the Exclusivity Agreement. This summary does not purpose to be complete and is qualified in its entirety by reference to the Exclusivity Agreement and amendments thereto, which are incorporated herein by reference and copies of which is filed as exhibits to the Schedule TO. The Exclusivity Agreement and amendments thereto may be examined and copies may be obtained in the manner set forth in “Section 8. Certain Information Concerning the Company.”

Non-Disclosure Agreement

On November 22, 2005, the Company and an affiliate of Parent entered into a non-disclosure agreement (the “Non-Disclosure Agreement”) in connection with discussions about a possible business relationship between the parties. Under the Non-Disclosure Agreement, the parties agreed, subject to certain exceptions, to keep confidential any non-public information concerning the Company and the affiliate of Parent.

The foregoing is a summary of the Non-Disclosure Agreement. This summary does not purpose to be complete and is qualified in its entirety by reference to the Non-Disclosure Agreement, which is incorporated herein by reference and a copy of which is filed as an exhibit to the Schedule TO. The Non-Disclosure Agreement and amendments thereto may be examined and copies may be obtained in the manner set forth in “Section 8. Certain Information Concerning the Company.”

14. Dividends and Distributions.

As discussed in Section 13 above, pursuant to the Merger Agreement, without the prior approval of Parent or as otherwise contemplated in the Merger Agreement, the Company has agreed not to (i) authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its subsidiaries), or (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly-owned subsidiary of the Company which remains a wholly-owned subsidiary after consummation of such transaction.

15. Certain Conditions to Offeror’s Obligations.

Offeror will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act (relating to the obligation of Offeror to pay for or return tendered Shares promptly after termination or withdrawal of the Offer)), pay for any tendered Shares, and may (but only to the extent permitted by the Merger Agreement) delay the acceptance for payment of any tendered Shares, if (i) the Minimum Condition shall not have been satisfied or (ii) at any time after July 11, 2007 and before the expiration of the Offer any of the following events has occurred and is continuing:

•

a governmental entity of competent jurisdiction has enacted, extended, issued or instituted any law (including any legally binding judgment, order, restraining order, temporary or permanent injunction, ruling, proceeding, action, suit, charge or decree) which makes illegal, prevents, restrains or prohibits the marketing of the Offer, the acceptance for payment of or payment for Shares by Parent, Offeror or any other affiliate of Parent in the Offer or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement;

•

any law (including a judgment, injunction, decree or order) enacted, enforced, promulgated or issued by any governmental entity, or deemed by applicable by any governmental entity applicable to Parent, the Company or any subsidiary or affiliate of Parent or the Company or any transaction contemplated by the Merger Agreement, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in the preceding condition;

•

any applicable waiting period under the HSR Act has not expired or been earlier terminated; any necessary clearance from the Reserve Bank of India has not been received; if a filing has been made under the Exon-Florio Amendment, any review or investigation thereunder has not been terminated or the President of the United States or the Committee on Foreign Investment in the United States has determined to take any action authorized under the Exon-Florio Amendment;

•	certain specified consents and approvals have not been obtained;

•

the Company’s board of directors makes or resolves to make a Change of Recommendation or approves or recommends any Alternative Proposal (including any Superior Proposal) or any acquisition agreement with a third party or resolves or agrees or publicly proposes to take any such action;

•	any event, circumstance, development, change or effect that has had or would have a Company Material Adverse Effect has occurred;

•

(i) any of the representations and warranties of the Company relating to capitalization, litigation, the applicability of takeover laws and other anti-takeover provisions, the receipt of a fairness opinion from the Company’s financial advisor, the required vote of the Company’s shareholders to approve the Offer, the Merger and the other transactions contemplated by the Merger Agreement, and finders or brokers (in each case disregarding all qualifications and exceptions contained therein regarding materiality or Company Material Adverse Effect) (in each case disregarding all qualifications and exceptions contained therein regarding materiality or Company Material Adverse Effect) are not true and correct in all material respects, in each case at and as of the date of the Merger Agreement and at and as of the Expiration Date as though made at and as of the Expiration Date (except to the extent expressly made as of an earlier date, in which case as of such date), or (ii) any of the other representations and warranties of the Company set forth in the Merger Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or Company Material Adverse Effect) are not true and correct in each case at and as of the date of the Merger Agreement and at and as of the Expiration Date as though made at and as of the Expiration Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

•

the Company fails to perform in any material respect any of its obligations or fails to comply with any of its covenants required by the Merger Agreement to be performed or complied with by it prior to the Expiration Date;

•

the Company does not have at least $52,000,000 (net of any indebtedness permitted to be incurred pursuant to the Merger Agreement) of currently available cash or cash equivalents (the “Minimum Cash Amount”) accessible within one business day upon demand in the United States; provided that the Minimum Cash Amount will be decreased downwards dollar for dollar by the amount of any cash paid with respect to certain matters agreed to by Parent and the Company;

•

Parent has not received (A) a certificate, signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company (solely in his or her capacity as an officer of the Company without personal liability), to the effect that the conditions set forth in the sixth, seventh, eighth and ninth bullets above have been satisfied as of the Expiration Date at least two business days prior to the Expiration Date, a consolidated balance sheet of the Company and its subsidiaries dated as of the close of business and (B) not more than five business days prior to the Expiration Date; or

•	the Merger Agreement has been terminated in accordance with its terms.

The foregoing conditions are for the benefit of Parent and Offeror and may, solely to the extent permitted by the Merger Agreement, be waived by Parent and Offeror, in whole or in part at any time and from time to time, except that the Minimum Condition can only be waived with the prior written consent of the Company. The failure by Parent and Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

16. Certain Regulatory and Legal Matters.

Except as set forth in this Section 16, Offeror is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by Offeror as contemplated herein. However, Offeror and Parent, together with their advisors, are currently reviewing whether any other approval or other action will be required by any other governmental or administrative agency in connection with the Offer and the Merger. Should any such approval or other action be required, it will be sought, but Offeror has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to Offeror’s right to decline to purchase Shares if any of the Offer Conditions shall not have been satisfied. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company’s business or that certain parts of the Company’s business might not have to be disposed of if any such approvals were not obtained or other action taken.

Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. Based upon the calculation of the value of the Company’s assets as determined under the HSR Act, we believe that the transaction is exempt from the HSR Act’s notice requirements and such information is not required to be delivered to the Antitrust Division. Should any such notice or other action be required, we currently contemplate that such approval or other action will be sought.

Exon-Florio. Under Section 721 of Title VII of the United States Defense Production Act of 1950, as amended, and the rules and regulations thereunder (the “Exon-Florio Amendment”), the President of the United States is authorized to prohibit or suspend acquisitions, mergers or takeovers by foreign persons of persons engaged in interstate commerce in the United States if the President determines, after investigation, that there is credible evidence that such foreign persons in exercising control of such acquired persons might take action that threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate authority to protect national security. Pursuant to the Exon-Florio Amendment, notice of an acquisition by a foreign person is to be made to the Committee on Foreign Investment in the United States (“CFIUS”), which is comprised of representatives of the Departments of the Treasury, State, Commerce, Defense and Homeland Security, the Attorney General, the Director of the Office of Management and Budget, the United States Trade Representative, the Chairman of the Council of Economic Advisors, the Director of the Office of Science and Technology Policy, the Assistant to the President for National Security Affairs and the Assistant to the President for Economic Policy, and which has been selected by the President to administer the Exon-Florio Amendment, either voluntarily by a party or parties to such proposed acquisition, merger or takeover or by any member of CFIUS.

A determination that an investigation is called for must be made within 30 days after notification of a proposed acquisition, merger or takeover is first filed with CFIUS. Any such investigation must be completed within 45 days of such determination. Any decision by the President to take action must be announced within 15 days of the completion of the investigation. Although the Exon-Florio Amendment does not require the filing of a notification (generally, unless a transaction involves an acquirer controlled by a foreign government, which is not applicable to the proposed transaction), nor does it prohibit the consummation of an acquisition, merger or takeover if notification is not made, such an acquisition, merger or takeover thereafter remains indefinitely subject to divestment should the President subsequently determine that there is credible evidence that the foreign interest exercising control might take action that threatens to impair the national security of the United States (although any decision to divest a completed but non-notified transaction must rest on facts, conditions, or circumstances existing at the conclusion of the transaction). Parent and Offeror do not believe that the Offer or the Merger threatens to impair the national security of the United States and do not intend to notify CFIUS of the proposed transaction.

Reserve Bank of India. On July 2, 2007, the Reserve Bank of India (“RBI”) published Master Circular No.1/2007-08 (“Master Circular”), which consolidated its existing rules and instructions concerning direct investments by residents of India in foreign joint ventures and wholly-owned subsidiaries under the Foreign Exchange Management Act of 1999, (42 of 1999) (“FEMA 1999”), Notification No. GSR 757 (E) dated November 19, 2004 and FEMA Notification 120/RB-2004 dated July 7, 2004. Below is an overview of applicable provisions of the Master Circular, which is available in its entirety at: http://www.rbi.org.in/scripts/BS_ViewMasterCirculars.aspx?Id=3629&Mode=0.

Regulation 6 of the Foreign Exchange Management (Transfer or Issue of Any Foreign Security) (Amendment) Regulations, 2004 (“Foreign Security Regulations”) provides that a direct investment by an Indian company in a wholly-owned subsidiary outside India is automatically permitted, provided that the total financial commitment of the Indian company in all joint ventures and wholly-owned subsidiaries shall not exceed 300% of the net worth of the Indian company.

Regulation 5(b) of the Foreign Exchange Management (Guarantees) Regulations, 2000 (“Guarantees Regulations”) provides that an Indian company promoting or setting up a joint venture company or a wholly-owned subsidiary outside India may give a guarantee to or on behalf of a joint venture company or wholly-owned subsidiary in connection with its business, provided that such Indian company continues to comply with the terms and conditions stipulated in the Foreign Exchange Management (Transfer and Issue of Foreign Security) Regulations, 2000 for promoting or setting up such company or subsidiary.

Sub-Clause 4 to Regulation 6 of the Foreign Security Regulations provides that an Indian company may extend a loan or a guarantee to or on behalf of the wholly-owned subsidiary abroad subject to certain limitations, which include that the Indian company must own equity of the wholly-owned subsidiary.

The Master Circular further provides that the ceiling specified in Regulation 6 of the Foreign Security Regulations includes contributions to the capital of the foreign wholly-owned subsidiary, loans granted to the wholly-owned subsidiary, and 100 percent of guarantees issued to or on behalf of the wholly-owned subsidiary. Such investments are also subject to the following conditions:

a) The Indian entity may extend a loan or guarantee to an overseas concern only in which it has equity participation. Indian entities may offer any form of guarantee (corporate or personal; primary or collateral; guarantee by the promoter company; guarantee by group company, sister concern or associate company in India); provided that:

i) All financial commitments including all forms of guarantees are within the overall ceiling prescribed for overseas investment by the Indian party (i.e., currently within 300 percent of the net worth of the Indian company).

ii) No guarantee is “open ended” (i.e., the amount of the guarantee should be specified upfront), and

iii) As in the case of corporate guarantees, all guarantees are required to be reported to Reserve Bank, in RBI form ODI Part-II.

Guarantees issued by banks in India in favor of wholly-owned subsidiaries outside India, would be outside the ceiling and would be subject to prudential norms issued by RBI from time to time.

b) The Indian entity should not be on the RBI’s “Exporters caution list / list of defaulters” to the banking system circulated by RBI or The Credit Information Bureau (India) Ltd or under investigation by any investigation or enforcement agency or regulatory body.

c) All transactions relating to a wholly-owned subsidiary should be routed through one branch of an authorized dealer bank to be designated by the Indian company.

d) In case of partial or full acquisition of an existing foreign company, where the investment is more than $5,000,000.00, valuation of the shares of the company shall be made by a “Category I” merchant banker registered with the Securities and Exchange Board of India or an investment banker or merchant banker outside India registered with the appropriate regulatory authority in the host country.

For the purpose of the Foreign Exchange Management Regulations, “Direct Investment Outside India” means investment by way of contribution to the capital or subscription to the memorandum of association of a foreign entity or by way of purchase of existing shares of a foreign entity either by market purchase or private placement or through a stock exchange, and “Financial Commitment” means the amount of direct investment by way of contribution to equity and loan and 100 percent of the amount of guarantees issued by the Indian company to or on behalf of its overseas joint venture company or wholly-owned subsidiary.

Accordingly, “financial commitment” for overseas investment by Parent would include direct investment by way of contribution to equity, loan and the total amount of guarantees.

Currently, Parent is within the limits of the 300% of the net worth of the company for its investments and guarantees including its guarantees for the borrowings for the acquisition of the Company pursuant to the Offer, the Merger and the transactions contemplated by the Merger Agreement, and so, pursuant to the foregoing regulations. the investments in and guarantees on behalf of Offeror in connection therewith would automatically be granted.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders’ meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or be eligible for trading on Nasdaq. Parent currently intends to seek to cause the Surviving Corporation to terminate the registration of the Shares under the Exchange Act upon completion of the Merger.

The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of Shares for the purpose of buying, carrying or trading in securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, after completion of the Offer, the Shares would no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act is terminated, the Shares would no longer constitute “margin securities.”

State Takeover Laws. Chapters 110C, 110D and 110F of the Massachusetts General Laws (the “MGL”) are generally applicable with respect to any “take-over” of a Massachusetts corporation. Chapter 110F of the MGL, entitled “Business Combinations with Interested Shareholders” (“Chapter 110F”) provides that a Massachusetts corporation with 200 or more shareholders may not engage in a “business combination” with an “interested shareholder” for a period of three years after the date of the transaction in which the person becomes an interested shareholder, unless (i) the interested shareholder obtains the approval of the Board of Directors prior to becoming an interested shareholder, (ii) the interested shareholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time it becomes an interested shareholder, or (iii) the business combination is approved by both the Board of Directors and the holders of 66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested shareholder). An “interested shareholder” is a person, other than the corporation or any direct or indirect subsidiary of the corporation, who, together with affiliates and associates, owns (or, in certain cases, at any time within the prior three years did own) 5% of more of the outstanding voting stock of the corporation. A “business combination” includes a merger, certain stock or asset sales, and certain other specified transactions resulting in a financial benefit to the interested shareholder.

Chapter 110D of the MGL, entitled “Regulation of Control Share Acquisitions” (“Chapter 110D”), provides that any person who makes a bona-fide offer to acquire, or acquires (the “acquiror”) shares of stock of a Massachusetts corporation with 200 or more shareholders in an amount equal to or greater than one-fifth, one-third, or a majority of the voting stock of the corporation (the “thresholds”) must obtain the approval of a majority of shares of all shareholders (except for the acquiror and the officers and inside directors of the corporation), in order to vote the shares that the acquiror obtains in crossing the thresholds.

Chapter 110C of the MGL, entitled “Regulation of Take-Over Bids in the Acquisition of Corporations,” imposes procedural requirements in connection with certain take-over bids. A take-over bid is the acquisition or offer to acquire stock which would result in the acquirer possessing more than 10% of the voting power of any class of an issuer’s stock. A take-over bid does not include, among other things, any offer which the board of directors of the issuer has consented to and approved and has recommended its shareholders accept, if the terms of such bid, including any inducements to officers or directors which are not made available to all shareholders, have been furnished to the shareholders.

A Massachusetts corporation is permitted to opt out of Chapters 110C, 110D and 110F of the MGL. The Company Board has unanimously adopted the Merger Agreement and approved the Offer and the Merger, and such actions are sufficient to render Chapters 110C, 110D and 110F of the MGL inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

A number of states besides Massachusetts have also adopted takeover laws and regulations that purport to be applicable to attempts to acquire securities of corporations that are incorporated in those states or that have substantial assets, stockholders, principal executive offices or principal places of business in those states. To the extent that these state takeover statutes purport to apply to the Offer or any subsequent potential merger or other business combination, we believe that those laws conflict with U.S. federal law and are an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. The reasoning in that decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, as long as those laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Offeror does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Offeror and Parent will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Offeror might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Offeror might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Offeror may not be obligated to accept for payment any Shares tendered. See Section 15 entitled “Certain Conditions to Offeror’s Obligations” of this Offer to Purchase.

17. Appraisal Rights.

No appraisal rights are available in connection with the Offer. In addition, shareholders of the Company may not have appraisal rights if a merger involving the Company is consummated following consummation of the Offer. Section 13.02(a)(1) of Chapter 156D of the MGL (“Section 13.02(a)(1)”) generally provides that shareholders of a Massachusetts corporation are entitled to appraisal rights in the event of certain mergers but contains an exception for transactions where all shareholders are to receive only cash for their shares and certain other conditions are met. However, Section 13.02(a)(1) has not yet been the subject of judicial interpretation. In the event of any such merger, any shareholder of the Company believing he, she or it is entitled to appraisal rights and wishing to preserve such rights should carefully review Sections 13.01 through 13.31 of Chapter 156D of the MGL (the “Massachusetts Appraisal Rights Statutes”), which set forth the procedures to be complied with in perfecting any such rights. Failure to strictly comply with these procedures may result in the loss of any appraisal rights to which such shareholders otherwise may be entitled. In light of the complexity of Massachusetts Appraisal Rights Statutes, any Company shareholder wishing to dissent from any such merger and pursue appraisal rights may wish to consult his, her or its legal advisors.

18. Fees and Expenses.

Neither Parent nor Offeror will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Offeror for customary mailing and handling expenses incurred by them in forwarding material to their customers.

Offeror has retained Mackenzie Partners, Inc. as Information Agent, Computershare Trust Company, N.A. as Depositary, and Friedman, Billings, Ramsey & Co., Inc., as Dealer Manager, in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Depositary will also be indemnified by Offeror against certain liabilities in connection with the Offer. Parent has agreed to pay the Dealer Manager a customary fee payable upon completion of the Offer, for its services as financial advisor and Dealer Manager. Parent has also agreed to indemnify the Dealer Manager and related persons against certain liabilities and expenses in connection with its engagement as financial advisor and Dealer Manager, including certain liabilities and expenses under the federal securities laws.

19. Miscellaneous.

Legal Proceedings

The Company has advised Parent that on July 12, 2007 two separate, but substantially similar complaints were filed in the Middlesex County Superior Court in the Commonwealth of Massachusetts purporting to assert claims on behalf of a class of shareholders of the Company, and naming as defendants the Company, its directors, Parent and Offeror. The complaints allege that the Company’s directors breached their fiduciary duties in connection with the Company’s entry into the Merger Agreement, and seek relief including, among other things, a judicial declaration that the

Merger Agreement is unenforceable, injunctive relief prohibiting the defendants from closing the Offer and the Merger, and the imposition of a constructive trust in favor of the putative class upon any benefits improperly received by the defendants, as well as attorneys fees and other miscellaneous costs.

The foregoing is a summary description of the complaints. This summary does not purport to be complete and is qualified in its entirety by reference to the complaints which are filed as exhibits to the Schedule TO and may be examined and copies may be obtained in the manner set forth in “Section 8. Certain Information Concerning the Company.”

There can be no assurance that the defendants will be successful in the foregoing action.

Other Information

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Offeror by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of Offeror other than as contained in this Offer to Purchase or in the Letter of Transmittal, and, if any such information or representation is given or made, it should not be relied upon as having been authorized by Offeror.

Offeror has filed with the SEC the Schedule TO, pursuant to Rule 14d-3 promulgated under the Exchange Act, furnishing certain information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in “Section 8. Certain Information Concerning the Company.”

Tea Party Acquisition Corp.

July 30, 2007

Schedule I

CERTAIN INFORMATION CONCERNING THE,

DIRECTORS AND EXECUTIVE OFFICERS OF OFFEROR

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of the Offeror are set forth below. The business address of each director and officer is in care of Tea Party Acquisition Corp., 6-3-1192/2/1, Kundanbagh, Begumpet, Hyderabad. 500016, India. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with the Offeror.

The sole officers and directors of Offeror are Messrs. Gandarvakottai Venkataraman Kumar, Venkatachellam Balasubramanian and Michael Powell.

None of the persons listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. Messrs. Kumar and Balasubramanian are citizens of India, and Mr. Powell is a citizen of the United States.

Name	Current Principal Occupation or Employment and Five-Year Employment History
Gandarvakottai Venkataraman Kumar	Mr. Kumar has been a Director and President of the Offeror since its formation in July 2007. Please see below under “Directors and Executive Officers of the Affiliate” for Mr. Kumar’s five-year employment history.

Venkatachellam Balasubramanian	Mr. Balasubramanian has been a Director, Vice President and Treasurer of the Offeror since its formation in July 2007. Please see below under “Directors and Executive Officers of the Affiliate” for Mr. Balasubramanian’s five-year employment history.

Michael Powell	Mr. Powell has been a Director and Secretary of the Offeror since its formation in July 2007. Since January 2007, Mr. Powell has served as the Executive Vice President of XIUS, a Division of Megasoft, where he also served as Consultant from April 2006 through December 2006. The address of XIUS is 6-3-1197-2/2/1, Kundanbagh, Begumpet, Hyderabad, 500016, India. Prior thereto, Mr. Powell served as Senior Director of Electronic Data Systems Corporation from July 2005 until January 2006. The address of Electronic Data Systems Corporation is 5400 Legacy Drive Plano, TX 75024. Prior thereto, Mr. Powell was self-employed and operated Powell Consulting. The address of Powell Consulting is 11403 E. Calle Catalina, Tuscon, Arizona 85748.

CERTAIN INFORMATION CONCERNING THE,

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of the Parent are set forth below. The business address of each director and officer is 6-3-1192/2/1, Kundanbagh, Begumpet, Hyderabad, 500016, India. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with the Parent.

The sole officers and directors of Parent are Messrs. Gandarvakottai Venkataraman Kumar, Venkatachellam Balasubramanian, Sudhakar Reddy Duvvur, Jampana Srihari Raju, Pochareddy Makunda Reddy, Sowmyanarayan Sadagopan, Ravindra Sannareddy, Anil Kumar Sood, Gopahalli Parthasarathy Srinath and Lingaddi Sreenivasulu Venkataramanan.

None of the persons listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All of the persons listed below are citizens of India.

Name	Current Principal Occupation or Employment and Five-Year Employment History
Gandarvakottai Venkataraman Kumar	Mr. Kumar has been Managing Director and Chief Executive Officer of the Parent since September 2004. Prior thereto, Mr. Kumar served as Managing Director and Chief Executive Officer of XIUS India Limited. The address of Xius India Limited is Reliance Classic, Road No. 1, Banjara Hills, Hyderabad, 500016, India.

Venkatachellam Balasubramanian	Mr. Balasubramanian has been Chief Financial Officer of the Parent since September 2005. Prior thereto, Mr. Balasubramanian served as Vice President of Finance for GMR Industries Limited from April 2002 until September, 2005. The address of GMR Industries Limited is 6-3-866/1/G2, Greenlands, Begumpet, Hyderabad, 500016, India.

Sudhakar Reddy Duvvur	Mr. Sudhakar has been a Director of the Parent since March 2000. Also, he has been an Executive Director of the Parent since September 2000.

Jampana Srihari Raju	Mr. Raju has been a Director of the Parent since April 2007. Mr. Raju has also served as an Adviser and Consultant for several technology and media companies since June 2001, including iLabs Group, Associated Broadcasting Company (TV9 Network), Saryam Computer Systems, iVision TV News Network, Informatics India Ltd. and Visage Images. Mr. Raju’s business address is 156 National Media Centre, Gurgaon, 122002, India.

Pochareddy Mukunda Reddy	Mr. Mukunda has been a Director of the Parent since June 2000.

Sowmyanarayan Sadagopan	Mr. Sadagopan has been a Director of the Parent since April 2007. Mr. Sadagopan is also a Professor at the Indian Institute of Information

Technology, where he has been a member of the faculty since 1980. The address of the Indian Institute of Information Technology is 26/6, Hosur Road, Electronic City, Bangalore 560100, India.

Ravindra Sannareddy	Mr. Ravi has served as Chairman of the Board of Directors of the Parent since 1999.

Anil Kumar Sood	Mr. Sood has been a Director of the Parent since April 2007. Mr. Sood is also a Professor at the Administrative Staff College of India, where he has been a member of the faculty since April 2002. The address of the Administrative Staff College of India is Bella Vista, Hyderabad, 500082, India.

Gopahalli Parthasarathy Srinath	Mr. Srinath has been a Secretary of the Parent since August 2000.

Lingaddi Sreenivasulu Venkataramanan	Mr. Venkataramanan has been a Director of the Parent since December 1999. Mr. Venkataramanan has also served as a Partner at M/s Ganesh Venkat & Co. Chartered Accountants since 1991. The address of M/s Ganesh Venkat & Co. Chartered Accountants is No. 2, Chengalvarayan Street, Chennai 600030, India.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

The Depositary for the Offer is:

By Mail: Computershare Trust Company, N.A c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Facsimile Transmission: For Eligible Institutions Only: (617) 360-6810 For Confirmation Only Telephone: (781) 575-2332	By Overnight Courier: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street Canton, MA 02021

The Dealer Manager for the Offer is:

FRIEDMAN BILLINGS RAMSEY

1001 Nineteenth Street North

Arlington, VA 22209

(800) 419-9406